Exhibit 10.1

EXECUTION COPY

MASTER TRANSACTION AGREEMENT

By and Among

ADVANCED MICRO DEVICES, INC.,

ADVANCED TECHNOLOGY INVESTMENT COMPANY LLC

and

WEST COAST HITECH L.P.

Dated as of October 6, 2008

i

APPENDIX A    DEFINED TERMS

SCHEDULE 2.08	Statement of Principles for Initial Valuation Net Tangible Assets
SCHEDULE A	Schedule of Minimum Required Authorizations and Consents
SCHEDULE B	Disclosure Schedule

EXHIBIT A	Form of FoundryCo Joinder
EXHIBIT B	Form of FoundryCo Memorandum and Articles of Association
EXHIBIT C	Schedule of FoundryCo Assets
EXHIBIT D	Schedule of Excluded Assets
EXHIBIT E	Schedule of Assumed Liabilities
EXHIBIT F	Form of Registration Rights Agreement
EXHIBIT G	Form of Deed of Contribution
EXHIBIT H	Form of Assumption Agreement
EXHIBIT I	Form of FoundryCo Convertible Notes
EXHIBIT J	Form of Warrants
EXHIBIT K	Form of Wafer Supply Agreement
EXHIBIT L	Initial Capitalization Table of FoundryCo
EXHIBIT M	Form of Legal Opinion of Latham & Watkins LLP
EXHIBIT N	Form of Legal Opinion of the general counsel of Discovery
EXHIBIT O	Form of Legal Opinion of Richards Layton & Finger
EXHIBIT P	Form of Legal Opinion of Walkers
EXHIBIT Q	Form of Legal Opinion of Shearman & Sterling LLP
EXHIBIT R	Form of Legal Opinion of Maples & Calder
EXHIBIT S	Form of Funding Agreement
EXHIBIT T	Form of Transition Services Agreement

v

EXHIBIT U	Form of Patent License Agreement
EXHIBIT V	Form of Patent Transfer and License Agreement
EXHIBIT W	Form of Non-Patent Intellectual Property and Technology Transfer Agreement
EXHIBIT X	Form of Shareholders’ Agreement

MASTER TRANSACTION AGREEMENT, dated as of October 6, 2008, by and among Advanced Micro Devices, Inc., a Delaware corporation (“Discovery”), Advanced Technology Investment Company LLC, a limited liability company established under the laws of the Emirate of Abu Dhabi and wholly owned by the Government of the Emirate of Abu Dhabi (“Oyster”), and West Coast Hitech L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Pearl”), acting through its general partner, West Coast Hitech G.P., Ltd., a corporation organized under the laws of the Cayman Islands. Discovery, Oyster and Pearl are sometimes referred to herein as the “Parties,” and each individually as a “Party.”

WHEREAS, Discovery intends to form an exempted company under the laws of the Cayman Islands (“FoundryCo”) to act as the holding company for a joint venture between Discovery and Oyster;

WHEREAS, Discovery wishes to contribute or to cause its Subsidiaries to contribute to FoundryCo, and the Parties wish to cause FoundryCo to acquire from Discovery and its Subsidiaries, the FoundryCo Assets in consideration of the issuance by FoundryCo to Discovery (or a Subsidiary of Discovery designated by Discovery prior to the Closing) of one (1) Class A Ordinary Share, one million six hundred eighty thousand three hundred fifty-five (1,680,355) Class A Preferred Shares, seven hundred thousand (700,000) Class B Preferred Shares, and the assumption of the Assumed Liabilities by FoundryCo and its Subsidiaries;

WHEREAS, Oyster wishes (i) to contribute cash to FoundryCo in consideration of the issuance by FoundryCo to Oyster of one (1) Class A Ordinary Share, three hundred thirty-six thousand seventy-one (336,071) Class A Preferred Shares, six hundred forty-four thousand two hundred eighty-four (644,284) Class B Preferred Shares, eighty-three million nine hundred twenty-nine thousand dollars ($83,929,000) aggregate principal amount of Class A Convertible Notes and three hundred thirty-five million seven hundred sixteen thousand dollars ($335,716,000) aggregate principal amount of Class B Convertible Notes; and (ii) to transfer cash to Discovery in consideration of the transfer by Discovery of seven hundred thousand (700,000) Class B Preferred Shares to Oyster; and

WHEREAS, Pearl wishes to contribute cash to Discovery in consideration of the issuance by Discovery to Pearl of the Discovery Shares and the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings referred to or ascribed to such terms in Appendix A.

SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any certificate delivered pursuant to this Agreement shall be deemed a representation and warranty contained in this Agreement as to the matters covered thereby;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(i) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and any rules and regulations promulgated thereunder;

(j) any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days;

(k) references to a Person are also to its successors and permitted assigns; and

(l) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE CLOSING

SECTION 2.01. Contribution of FoundryCo Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Discovery shall contribute to the capital of, or cause its Subsidiaries to contribute to the capital of, FoundryCo, and the Parties shall cause FoundryCo and its Subsidiaries to receive from Discovery and its Subsidiaries, the FoundryCo Assets pursuant to the Deed of Contribution, the Assumption Agreement, any additional instruments of conveyance or assumption as may be required by local Laws, and such other documentation as may be necessary to effect such transaction, it being understood that Discovery shall not directly contribute to FoundryCo such of the FoundryCo Assets as shall be held by the Transferred FoundryCo Subsidiaries, but rather Discovery shall contribute such FoundryCo Assets to FoundryCo by transferring the ownership of the Transferred FoundryCo Subsidiaries to FoundryCo.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the FoundryCo Assets shall exclude the Excluded Assets.

SECTION 2.02. Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Parties shall cause FoundryCo or one or more of its Subsidiaries to execute and deliver the Assumption Agreement, any additional instruments of conveyance or assumption as may be required by local Laws, and such other documentation as may be necessary to cause FoundryCo or one or more of its Subsidiaries to assume and agree to pay, perform and discharge the Assumed Liabilities.

(b) Notwithstanding anything in Section 2.02(a) to the contrary, the Remaining Discovery Group shall retain, and shall be responsible for paying, performing and discharging when due, and the FoundryCo Group shall not assume or have any responsibility for, the Excluded Liabilities.

(c) On the Closing Date, or as promptly as practicable thereafter but in no event later than sixty (60) calendar days thereafter, the water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license or permit fees, insurance premiums and other periodic charges payable with respect to the FoundryCo Assets shall be prorated between the Remaining Discovery Group and the FoundryCo Group, with the Remaining Discovery Group bearing such costs and expenses attributable to the period through and including the Closing Date and the FoundryCo Group bearing such costs and expenses attributable to the period after the Closing Date. The Parties shall thereafter correct any misallocation of such costs and expenses as they may discover from time to time in a manner consistent with this paragraph.

SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the opening of business in London, England on the seventh (7th) Business Day following the satisfaction or waiver of the conditions set forth in Article XI hereof (the “Closing Date”) (other than those conditions that by their nature cannot be satisfied until the Closing Date, which shall be satisfied as of the Closing Date), or at such other date and time as the Parties may mutually agree in writing.

SECTION 2.04. Closing Deliveries by Discovery.

(a) Closing Deliveries by Discovery to FoundryCo. At the Closing, Discovery shall deliver or cause to be delivered to FoundryCo or one or more of its Subsidiaries, as applicable (such instruments, collectively, the “Discovery FoundryCo Closing Deliverables”):

(i)	an executed counterpart of the Deed of Contribution and additional instruments of conveyance or assumption required by local Laws, with all required documentary and Conveyance Tax stamps affixed and such other instruments, in form and substance reasonably satisfactory to Oyster, as may reasonably be requested by Oyster to transfer the FoundryCo Assets to FoundryCo or evidence such transfer on the public records;

(ii)	an executed counterpart of the Assumption Agreement;

(iii)	a receipt for one (1) Class A Ordinary Share, one million six hundred eighty thousand three hundred fifty-five (1,680,355) Class A Preferred Shares and seven hundred thousand (700,000) Class B Preferred Shares;

(iv)	a true and complete copy, certified by the secretary or an assistant secretary of Discovery, of the resolutions duly and validly adopted by the board of directors of Discovery evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(v)	with respect to each Transferred FoundryCo Subsidiary or Transferred FoundryCo JV Entity:

(A)	the constituent or charter documents of each Transferred FoundryCo Subsidiary and Transferred FoundryCo JV Entity in effect as of the Closing, duly certified by the proper officials of the jurisdiction of organization of each such entity;

(B)	share transfer deeds and all other certificates or instruments representing the shares, partnership interests or other ownership interests of the Transferred FoundryCo Subsidiaries and Transferred FoundryCo JV Entities, duly endorsed and accompanied by necessary documentation for transfer;

(C)	the resignations, effective on the Closing Date, of the officers and directors of each Transferred FoundryCo Subsidiary and Transferred FoundryCo JV Entity who will no longer serve in such capacities following the Closing;

(D)	the complete and correct operating agreements and other records in Discovery’s possession (including registration of stock transfers) with respect to the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities; and

(E)	the complete and correct partnership agreements of each Transferred FoundryCo JV Entity;

(vi)	good standing certificates or other similar certificates (such as an excerpt of the commercial register, or Handelsregister) for each Transferred FoundryCo Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction in which such entity is incorporated or organized and from the secretary of state or similar Governmental Authority in each other jurisdiction in which the properties owned or leased by any Transferred FoundryCo Subsidiary, or the operation of its business in such jurisdiction, requires any Transferred FoundryCo Subsidiary to qualify to do business, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing;

(vii)	the executed Discovery FoundryCo Closing Certificate;

(viii)	the executed Patent Assignments; and

(ix)	executed counterparts of each other Transaction Document required to be delivered by Discovery or its Subsidiaries to FoundryCo or its Subsidiaries.

(b) Closing Deliveries by Discovery to Oyster. At the Closing, Discovery shall deliver or cause to be delivered to Oyster or its designee (such instruments, collectively, the “Discovery Oyster Closing Deliverables”):

(i)	a receipt for the Oyster/Discovery Cash Consideration;

(ii)	a true and complete copy, certified by the secretary or an assistant secretary of Discovery, of the resolutions duly and validly adopted by the board of directors of Discovery evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(iii)	the executed Discovery Oyster Closing Certificate;

(iv)	drafts of certificates representing seven hundred thousand (700,000) Class B Preferred Shares registered in the name of Oyster; and

(v)	executed counterparts of each other Transaction Document required to be delivered by Discovery or its Subsidiaries to Oyster or its Subsidiaries.

(c) Closing Deliveries by Discovery to Pearl. At the Closing, Discovery shall deliver or cause to be delivered to Pearl or its designee (such instruments, collectively, the “Discovery Pearl Closing Deliverables”):

(i)	the Discovery Shares in book entry form delivered into the account of DTC or a DTC Participant custodian designated by Pearl;

(ii)	the Warrants;

(iii)	a receipt for the Pearl/Discovery Cash Consideration;

(iv)	a true and complete copy, certified by the secretary or an assistant secretary of Discovery, of the resolutions duly and validly adopted by the board of directors of Discovery evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(v)	a true and complete copy, certified by the secretary or an assistant secretary of Discovery, of the NYSE Required Approval;

(vi)	the executed Discovery Pearl Closing Certificate; and

(vii)	executed counterparts of each other Transaction Document required to be delivered by Discovery or its Subsidiaries to Pearl or its Subsidiaries.

SECTION 2.05. Closing Deliveries by FoundryCo.

(a) Closing Deliveries by FoundryCo to Discovery. At the Closing, the Parties shall cause FoundryCo or its Subsidiaries, as applicable, to deliver to Discovery or its Subsidiaries, as applicable (such instruments, collectively, the “FoundryCo Discovery Closing Deliverables”):

(i)	drafts of certificates representing one (1) Class A Ordinary Share, one million six hundred eighty thousand three hundred fifty-five (1,680,355) Class A Preferred Shares and seven hundred thousand (700,000) Class B Preferred Shares, registered in the name of Discovery or its designee and a draft of the register of members of FoundryCo showing the registration of said Class A Ordinary Share, Class A Preferred Shares, and Class B Preferred Shares;

(ii)	executed counterparts of the Assumption Agreement and each other applicable instrument of conveyance, assignment or assumption that requires FoundryCo’s or such Subsidiary’s execution to be effective;

(iii)	a true and complete copy of the Memorandum and Articles of Association of FoundryCo and the constituent or charter documents as in effect at the Closing of each Subsidiary of FoundryCo that is not a Transferred FoundryCo Subsidiary, duly certified by the proper officials of the jurisdiction of organization of each such entity;

(iv)	a true and complete copy, certified by a director or officer of FoundryCo or such Subsidiary, of the resolutions duly and validly adopted by the board of directors of FoundryCo or other competent body of such Subsidiary evidencing their authorization of the execution and delivery of the FoundryCo Joinder and each Ancillary Agreement to which FoundryCo will become a party as of the Closing and the consummation of the transactions contemplated hereby and thereby;

(v)	the executed FoundryCo Discovery Closing Certificate; and

(vi)	executed counterparts of the FoundryCo Joinder and each other Transaction Document to which FoundryCo or its Subsidiaries and Discovery or its Subsidiaries will be parties at the Closing.

(b) Closing Deliveries by FoundryCo to Oyster. At the Closing, the Parties shall cause FoundryCo or its Subsidiaries, as applicable, to deliver to Oyster or its Subsidiaries, as applicable (such instruments, collectively, the “FoundryCo Oyster Closing Deliverables”):

(i)	drafts of certificates representing one (1) Class A Ordinary Share, three hundred thirty-six thousand seventy-one (336,071) Class A Preferred Shares, six hundred forty-four thousand two hundred eighty-four (644,284) Class B Preferred Shares, eighty-three million nine hundred twenty-nine thousand dollars ($83,929,000) aggregate principal amount of Class A Convertible Notes and three hundred thirty-five million seven hundred sixteen thousand dollars ($335,716,000) aggregate principal amount of Class B Convertible Notes, and a draft of the register of members of FoundryCo showing the registration of said Class A Ordinary Share, Class A Preferred Shares and Class B Preferred Shares;

(ii)	a receipt for the Oyster/FoundryCo Cash Consideration;

(iii)	a true and complete copy of the Memorandum and Articles of Association of FoundryCo and the constituent or charter documents as in effect at the Closing of each Subsidiary of FoundryCo, duly certified by the proper officials of the jurisdiction of organization of each such entity;

(iv)	a true and complete copy, certified by a director or officer of FoundryCo or such Subsidiary, of the resolutions duly and validly adopted by the board of directors of FoundryCo or other competent body of such Subsidiary evidencing their authorization of the execution and delivery of the FoundryCo Joinder and each Ancillary Agreement to which it will become a party as of the Closing and the consummation of the transactions contemplated hereby and thereby; and

(v)	executed counterparts of the FoundryCo Joinder and each other Transaction Document to which FoundryCo or its Subsidiaries and Oyster or its Subsidiaries will be parties at the Closing.

SECTION 2.06. Closing Deliveries by Oyster. Closing Deliveries by Oyster to Discovery. At the Closing, Oyster shall deliver or cause to be delivered to Discovery (such instruments, collectively, the “Oyster Discovery Closing Deliverables”):

(i)	the Oyster/Discovery Cash Consideration by wire transfer in immediately available funds;

(ii)	a true and complete copy, certified by an authorized representative of Oyster of the resolutions duly and validly adopted by Oyster evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(iii)	the executed Oyster Discovery Closing Certificate; and

(iv)	executed counterparts of each other Transaction Document to which Oyster or its Subsidiaries and Discovery or its Subsidiaries will be parties at the Closing.

(b) Closing Deliveries by Oyster to FoundryCo. At the Closing, Oyster shall deliver or cause to be delivered to FoundryCo (such instruments, collectively, the “Oyster FoundryCo Closing Deliverables”):

(i)	the Oyster/FoundryCo Cash Consideration by wire transfer in immediately available funds;

(ii)	a receipt for one (1) Class A Ordinary Share, three hundred thirty-six thousand seventy-one (336,071) Class A Preferred Shares, six hundred forty-four thousand two hundred eighty-four (644,284) Class B Preferred Shares, eighty-three million nine hundred twenty-nine thousand dollars ($83,929,000) aggregate principal amount of Class A Convertible Notes and three hundred thirty-five million seven hundred sixteen thousand dollars ($335,716,000) aggregate principal amount of Class B Convertible Notes;

(iii)	a true and complete copy, certified by an authorized representative of Oyster of the resolutions duly and validly adopted by Oyster evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(iv)	the executed Oyster FoundryCo Closing Certificate; and

(v)	executed counterparts of each other Transaction Document to which Oyster and FoundryCo will be parties at the Closing.

SECTION 2.07. Closing Deliveries by Pearl to Discovery. At the Closing, Pearl shall deliver or cause to be delivered to Discovery (such instruments, collectively, the “Pearl Discovery Closing Deliverables”):

(i)	the Pearl/Discovery Cash Consideration by wire transfer in immediately available funds;

(ii)	a receipt for the Discovery Shares and the Warrants;

(iii)	a true and complete copy, certified by an authorized representative of Pearl of the resolutions duly and validly adopted by Pearl evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(iv)	the executed Pearl Discovery Closing Certificate; and

(v)	executed counterparts of each other Transaction Document to which Pearl or its Subsidiaries and Discovery or its Subsidiaries will be parties at the Closing.

SECTION 2.08. Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment at or after the Closing as specified herein:

(a) Closing Statement of Initial Valuation Net Tangible Assets. As promptly as practicable, but in any event within ninety (90) calendar days following the Closing, FoundryCo shall deliver to Discovery and Oyster the Closing Statement of Initial Valuation Net Tangible Assets, together with a statement of the chief financial officer of FoundryCo (or, if FoundryCo shall not have a chief financial officer, a statement of such other senior executive officer responsible for the preparation of the financial statements of FoundryCo) certifying that the Closing Statement of Initial Valuation Net Tangible Assets fairly presents FoundryCo’s Initial Valuation Net Tangible Assets at the Closing in accordance with the Statement of Principles for Initial Valuation Net Tangible Assets included on Schedule 2.08. During the preparation of the Closing Statement of Initial Valuation Net Tangible Assets, and during the period for resolution of disputes set forth in Section 2.08(b), Discovery, Oyster and their respective representatives (including their independent accountants) shall have the right to review FoundryCo’s, Discovery’s, and any of their respective consolidated Subsidiaries’ books and records, accounting policies, internal controls processes, and other information relevant to the preparation of the Reference Statement of Initial Valuation Net Tangible Assets or the Closing Statement of Initial Valuation Net Tangible Assets. In connection with such review, each of FoundryCo and Discovery agrees that it will reasonably cooperate and cause its respective Subsidiaries to reasonably cooperate with Oyster, and in the case of FoundryCo, with Discovery, and the respective representatives of Oyster and Discovery, as the case may be, to provide all such requested information, and to make available during normal business hours FoundryCo’s, Discovery’s and their respective Subsidiaries’ management and employees, in each case as reasonably deemed necessary and appropriate by Discovery or Oyster or their respective representatives in order to perform such review.

(b) Disputes. (i) Subject to clause (ii) of this Section 2.08(b), the Closing Statement of Initial Valuation Net Tangible Assets delivered by FoundryCo to Discovery and Oyster shall be final, conclusive and binding on the parties hereto.

(ii)

Either Discovery or Oyster may dispute any amounts reflected on the Closing Statement of Initial Valuation Net Tangible Assets if the dispute, if resolved completely in favor of Discovery or Oyster, as applicable, would result in the Initial Valuation Net Tangible Assets reflected on the Closing Statement of Initial Valuation Net Tangible Assets being greater or less than the Initial Valuation Net Tangible Assets reflected on the Reference Statement of Initial Valuation Net Tangible Assets by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Statement of Initial Valuation Net Tangible Assets were not arrived at in accordance with the Statement of Principles for Initial Valuation Net Tangible Assets and the Reference Statement of Initial Valuation Net Tangible Assets or were arrived at based on mathematical or clerical error; provided, however, that Discovery or Oyster, as applicable, shall have notified the other Party in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of FoundryCo’s delivery of the Closing Statement of Initial Valuation Net Tangible Assets to Discovery and Oyster. In the event of such a dispute, Discovery and Ernst & Young LLP, on the one hand, and Oyster and KPMG LLP, on the other hand, shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, conclusive and binding on the Parties hereto. If any such resolution leaves in dispute amounts the net effect of which in the aggregate would not result in the Initial Valuation Net Tangible Assets reflected on the Closing Statement of Initial Valuation Net Tangible Assets being greater or less than the Initial Valuation Net Tangible Assets reflected on the Reference Statement of Initial Valuation Net Tangible Assets by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the

Closing Statement of Initial Valuation Net Tangible Assets delivered by FoundryCo to Discovery and Oyster. If Discovery and Oyster are unable to reach a resolution with such effect within twenty (20) Business Days after the receipt by Discovery or Oyster, as applicable, of the other Party’s written notice of dispute, Discovery and Oyster shall submit the items remaining in dispute for resolution to PricewaterhouseCoopers LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of Discovery, Oyster and FoundryCo, to another independent accounting firm of international reputation mutually acceptable to Discovery and Oyster) (either PricewaterhouseCoopers LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within thirty (30) Business Days after such submission, determine and report to Discovery and Oyster upon such remaining disputed items, and such report shall be final, conclusive and binding on Discovery and Oyster. The fees and disbursements of the Independent Accounting Firm shall be allocated between Discovery and Oyster in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The scope of the disputes to be resolved by the Independent Accounting Firm, and the scope of the Independent Accounting Firm’s review, shall be limited to disputes concerning whether the amounts reflected on the Closing Statement of Initial Valuation Net Tangible Assets were not arrived at on a basis consistent with the Statement of Principles for Initial Valuation Net Tangible Assets, or were arrived at based on mathematical or clerical error, and the Independent Accounting Firm shall not make any other determination.

(iii)	In acting under this Agreement, Ernst & Young LLP, KPMG LLP and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(iv)	No adjustment to the Purchase Price pursuant to Section 2.08(c) shall be made with respect to amounts disputed by Discovery or Oyster pursuant to this Section 2.08(b), unless the net effect of the amounts successfully disputed by Discovery or Oyster, as the case may be, in the aggregate, results in the Initial Valuation Net Tangible Assets reflected on the Closing Statement of Initial Valuation Net Tangible Assets being greater or less than the Initial Valuation Net Tangible Assets reflected on the Reference Statement of Initial Valuation Net Tangible Assets by more than the Designated Amount, in which case such adjustment to the Purchase Price pursuant to Section 2.08(c) shall only be made in an amount equal to any excess over the Designated Amount.

(c) Purchase Price Adjustment. The Closing Statement of Initial Valuation Net Tangible Assets shall be deemed final for the purposes of this Section 2.08 upon the earliest of (x) the failure of Discovery or Oyster to notify the other Party of a dispute within thirty (30) Business Days of FoundryCo’s delivery of the Closing Statement of Initial Valuation Net Tangible Assets to Discovery and Oyster, (y) the resolution of all disputes, pursuant to Section 2.08(b)(ii), by Discovery and Oyster, and (z) the resolution of all disputes, pursuant to Section 2.08(b)(ii), by the Independent Accounting Firm. Subject to the limitation set forth in Section 2.08(b)(iv), within three (3) Business Days of the Closing Statement of Initial Valuation Net Tangible Assets being deemed final, a Purchase Price adjustment shall be made as follows:

(i)	In the event that the amount of the Initial Valuation Net Tangible Assets reflected on the Reference Statement of Initial Valuation Net Tangible Assets exceeds the amount of the Initial Valuation Net Tangible Assets reflected on the Closing Statement of Initial Valuation Net Tangible Assets by more than the Designated Amount, then the Purchase Price shall be adjusted downward in an amount equal to 1.13 times such excess over the Designated Amount, and FoundryCo shall make such adjustment by issuing to Oyster an additional Class A Convertible Note and an additional Class B Convertible Note with an aggregate principal amount equal to the amount of such adjustment and in the same proportion, by principal amount, as the Class A Convertible Note and Class B Convertible Note, respectively, issued to Oyster at Closing.

(ii)	In the event that the amount of the Initial Valuation Net Tangible Assets reflected on the Closing Statement of Initial Valuation Net Tangible Assets exceeds the amount of the Initial Valuation Net Tangible Assets reflected on the Reference Statement of Initial Valuation Net Tangible Assets by more than the Designated Amount, then the Purchase Price shall be adjusted upward in an amount equal to 1.13 times such excess over the Designated Amount, and FoundryCo shall make such adjustment by canceling an aggregate principal amount of the Class A Convertible Note and the Class B Convertible Note issued to Oyster at Closing equal to the amount of such adjustment and in the same proportion, by principal amount, as the Class A Convertible Note and Class B Convertible Note, respectively, issued to Oyster at Closing.

(iii)

No purchase price adjustment shall be made in respect of any amount of Taxes reflected on the Closing Statement of Initial Valuation Net Tangible Assets that exceeds the amount of Taxes reflected on the Reference Statement of Initial Valuation Net Tangible Assets (which differences shall be the subject of indemnification pursuant to the Tax Matters Agreement), and no such excess shall be considered in the determination of whether the amount of Initial Valuation Net Tangible Assets reflected on the Closing Statement of Initial Valuation Net Tangible Assets exceeds the amount of Initial Valuation Net Tangible Assets reflected on the Reference Statement of Initial Valuation Net Tangible Assets by more than the Designated Amount.

(d) Adjustment on Certain Other Events. In the event that Discovery fails to deliver the Make Whole Consent or the Make Whole Payment at or prior to Closing, or in the event that at any time prior to, at or after the Closing, FoundryCo shall pay any Conveyance Taxes, then at Closing, or in the case of Conveyance Taxes paid after Closing, promptly after each payment by FoundryCo of such Conveyance Taxes, FoundryCo shall issue to Oyster an additional Class A Convertible Note and an additional Class B Convertible Note (in the same proportion, by principal amount, as the Class A Convertible Note and the Class B Convertible Note issued to Oyster at Closing in consideration of the payment of the Oyster/FoundryCo Cash Consideration) with aggregate principal amounts equal to the amount of such (i) payment or payments of Conveyance Taxes (if any) made by FoundryCo plus (ii) the amount, if any, of the value of the Make Whole Payment (or that portion thereof unpaid at Closing).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF DISCOVERY TO OYSTER AND PEARL RELATING TO DISCOVERY

Except as set forth in the appropriate Section of the Disclosure Schedule (provided that any information disclosed under any Section of the Disclosure Schedule shall be deemed disclosed and incorporated into any other Section thereof where it is reasonably apparent that such disclosure is relevant to such other Section), as an inducement to each of Oyster and Pearl to enter into this Agreement, Discovery hereby represents and warrants to each of Oyster and Pearl, as of the date hereof and as of the Closing (unless expressly stated to be made as of another time or for another period), as follows:

SECTION 3.01. Organization, Authority and Qualification of Discovery. Discovery has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Discovery is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, (a) materially and adversely affect the ability of Discovery to carry out its obligations under or consummate the transactions contemplated by this Agreement or the Ancillary Agreements or (b) otherwise result in a Discovery Material Adverse Effect or a FoundryCo Material Adverse Effect.

SECTION 3.02. Good Standing of Subsidiaries. Each of Discovery’s Subsidiaries has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation (to the extent such concept is recognized in such jurisdiction), has corporate power and authority to own, lease and operate its properties, to enter into any Ancillary Agreement to which such Subsidiary is or will become a party, to carry out its obligations thereunder, to consummate the transactions contemplated thereby, and to conduct its business as described in the Discovery SEC Documents, and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, (a) materially and adversely affect the ability of Discovery to carry out its obligations under, or consummate the transactions contemplated by, this Agreement or the Ancillary Agreements or (b) result in a Discovery Material Adverse Effect or a FoundryCo Material Adverse Effect; except for (i) Advanced Micro Devices Belgium N.V., six (6) shares of which are owned by an individual, Thomas M. McCoy, and (ii) Discovery Fab 36 Limited Liability Company & Co. KG, nine-point-seven-nine percent (9.79%) of the limited partner interests of which are owned by an unaffiliated third party, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except as set forth in the Discovery SEC Documents, all outstanding capital stock of each such Subsidiary is owned by Discovery, directly or through Subsidiaries, and is free and clear of any Encumbrance, except for all shares or interests of Discovery Fab 36 Limited Liability Company & Co. KG, Discovery Fab 36 Holding GmbH, Discovery Fab 36 Admin GmbH and Discovery Fab 36 LLC, which are pledged to lenders in connection with the Term Loan Facility Agreement.

SECTION 3.03. Authorization of Agreements; Enforceability. The execution and delivery of this Agreement by Discovery and the execution and delivery of the Ancillary Agreements by Discovery and each of its Subsidiaries who is or will become a party thereto, the performance by Discovery and each such Subsidiary of its obligations hereunder and thereunder and the consummation by Discovery and each such Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Discovery and each such Subsidiary. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Discovery and each such Subsidiary, and this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, valid and binding obligations of Discovery and each such Subsidiary, enforceable against Discovery and each such Subsidiary in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

SECTION 3.04. Absence of Further Requirements. The execution and delivery of this Agreement by Discovery and the execution and delivery of the Ancillary Agreements by Discovery and each of its Subsidiaries who is or will become a party thereto, the performance by Discovery and each such Subsidiary of their obligations hereunder and thereunder and the consummation by Discovery and each such Subsidiary of the transactions contemplated hereby and thereby do not and will not require any material Authorizations other than the Required Authorizations and do not and will not require any material Consents other than the Required Consents.

SECTION 3.05. Capitalization. The capital stock of Discovery conforms in all material respects to the description thereof contained in the Discovery SEC Documents. The shares of issued and outstanding capital stock of Discovery have been duly authorized and validly issued and are fully paid and non-assessable. As of September 27, 2008, there were 608,461,106 shares of Discovery Common Stock issued and outstanding. Since September 27, 2008, Discovery has not issued any shares of Discovery Common Stock except under the Stock Option Plans or pursuant to contractual rights described in the Discovery SEC Documents, and since September 27, 2008, except pursuant to the Stock Option Plans, Discovery has not granted or issued any, and except as described in the Discovery SEC Documents, there do not exist any, options, warrants or other rights to purchase, agreements or obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock or ownership interests in Discovery.

SECTION 3.06. Discovery SEC Documents. Discovery has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2005 (collectively, the “Discovery SEC Documents”). The Discovery SEC Documents (i) at the time they were filed, or, if amended, as of the date of such amendment, complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Discovery’s Subsidiaries are required to file any form, report or other document with the SEC.

SECTION 3.07. Financial Statements. The financial statements included or incorporated by reference in the Discovery SEC Documents, together with the related schedules and notes, present fairly in all material respects the financial condition, results of operations and cash flows of Discovery and its consolidated Subsidiaries at the dates indicated, and said financial statements have been prepared in conformity with GAAP (except as otherwise noted therein).

SECTION 3.08. Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Discovery SEC Documents are independent public accountants as required by the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

SECTION 3.09. Stock Options. With respect to the Stock Options, (i) each Stock Option designated by Discovery at the time of grant as an “incentive stock option,” as defined in the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the board of directors of Discovery (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes, (iii) each such grant was made in accordance with the terms of the Stock Option Plans, the Exchange Act, and all other Laws and regulations of the New York Stock Exchange and any other exchange on which Discovery securities are traded, (iv)(A) the per share exercise price of each Stock Option was equal to or greater than the fair market value of a share of Discovery Common Stock on the applicable Grant Date or (B) if the per share exercise price was not equal to or greater than the fair market value of a share of Discovery Common Stock on the applicable Grant Date, the appropriate accounting charges were taken in Discovery’s financial statements, and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Discovery and disclosed in Discovery’s filings with the SEC in accordance with the Exchange Act and other applicable Laws. Discovery has not knowingly granted, and there is no and has been no policy or practice of Discovery of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with the release or other public announcement of material information regarding Discovery or its Subsidiaries or their results of operations or prospects.

SECTION 3.10. No Material Adverse Change in Business. Except as otherwise disclosed in the Discovery SEC Documents, since the respective dates as of which information is given in the Discovery SEC Documents, (i) Discovery has conducted the Discovery Business only in the ordinary course, consistent with past practice, (ii) there has been no Discovery Material Adverse Effect or FoundryCo Material Adverse Effect and (iii) there has been no dividend or distribution of any kind declared, paid or made by Discovery on any class of its capital stock.

SECTION 3.11. Absence of Defaults and Conflicts. Neither Discovery nor any of its Subsidiaries is in material default under any Material Discovery Contract. The execution and delivery by Discovery of this Agreement and the Ancillary Agreements, and the execution and delivery of the Ancillary Agreements by each Subsidiary who is or will become a party thereto, the compliance by Discovery and each such Subsidiary with all the provisions hereof or thereof, the performance by Discovery and each such Subsidiary of all of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, and the delivery of the Discovery Shares and Warrants pursuant to this Agreement and the delivery of the Warrant Shares pursuant to the Warrants will not: (i) assuming the receipt of all Required Consents, conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or by-laws or other constituent documents of Discovery or any of its Subsidiaries, any Material Discovery Contract, or any other indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to Discovery and its Subsidiaries, taken as a whole, to which Discovery or any of its Subsidiaries is a party or by which Discovery or any of its Subsidiaries or their respective property is bound; (ii) materially violate or conflict with any Law applicable to Discovery, any of its Subsidiaries or their respective property; (iii) result in the imposition or creation of (or the obligation to create or impose) any material Encumbrance on the assets, properties or business of Discovery, including the FoundryCo Assets, under any agreement or instrument to which Discovery or any of its Subsidiaries is a party or by which Discovery or any of its Subsidiaries or their respective property is bound; or (iv) result in the suspension, termination or revocation of any material Consent or Authorization of Discovery or any of its Subsidiaries or any other impairment of the rights of the holder of any such material Consent or Authorization.

SECTION 3.12. Absence of Proceedings. To the knowledge of Discovery and its Subsidiaries, except as disclosed in the Discovery SEC Documents, which descriptions are accurate in all material respects, there is no material Action before or brought by any Governmental Authority, now pending or threatened against or affecting Discovery or such Subsidiary.

SECTION 3.13. Absence of Labor Dispute. No significant unfair labor practice complaint is pending against Discovery or any of its Subsidiaries or, to the knowledge of Discovery, threatened against any of them, before the National Labor Relations Board or any similar Governmental Authority and no significant Action arising out of or under any collective bargaining or collective agreement is pending against Discovery or any of its Subsidiaries or, to the knowledge of Discovery, threatened against any of them; and no material labor dispute with the employees of Discovery or any of its Subsidiaries exists or, to the knowledge of Discovery, is imminent.

SECTION 3.14. Intellectual Property. Discovery and its Subsidiaries own, possess, license or have other rights to use all material Intellectual Property necessary for the conduct of the Discovery Business. Except as set forth in the Discovery SEC Documents: (i) to the knowledge of Discovery, there is no material infringement by third parties of any such Intellectual Property; (ii) to the knowledge of Discovery, there is no pending or threatened material Action, suit, proceeding or claim by others challenging the rights of Discovery or any of its Subsidiaries in or to any such Intellectual Property; (iii) to the knowledge of Discovery, there is no pending or threatened material Action by others challenging the validity or scope of any such Intellectual Property; (iv) to the knowledge of Discovery, there is no pending or threatened material Action by others that Discovery infringes or otherwise violates any Patent, Trademark, Copyright, Trade Secret or other proprietary rights of others; (v) to the knowledge of Discovery, there is no U.S. Patent or published U.S. Patent application which contains claims that dominate or may dominate any Intellectual Property owned by or licensed to Discovery or any of its Subsidiaries or that interferes with the issued or pending claims related to any such Intellectual Property; and (vi) there is no prior art of which Discovery is aware that may render any U.S. Patent held by Discovery or any of its Subsidiaries invalid or any U.S. Patent application held by Discovery or any of its Subsidiaries unpatentable which has not been disclosed to the U.S. Patent and Trademark Office.

SECTION 3.15. Possession of Authorizations. Discovery and its Subsidiaries possess such material Authorizations as are necessary to conduct the Discovery Business; Discovery and its Subsidiaries are in material compliance with the terms and conditions of all such Authorizations; all of such Authorizations are valid and in full force and effect; and no event has occurred, nor have Discovery or any of its Subsidiaries received any notice of any Actions relating to the revocation or modification of any such Authorizations.

SECTION 3.16. Title to Property. Each of Discovery and its Subsidiaries owns, licenses or leases all such properties as are necessary and material to the conduct of the Discovery Business.

SECTION 3.17. Environmental Laws. Except as disclosed in the Discovery SEC Documents, (i) neither Discovery nor any of its Subsidiaries has violated in any material respects any Environmental Laws, (ii) Discovery has established an internal compliance program to ensure material compliance by Discovery and its Subsidiaries with all Environmental Laws, and (iii) to Discovery’s knowledge, there are no circumstances that can reasonably be expected to form the basis of any material Action under any Environmental Law.

SECTION 3.18. ERISA. Neither Discovery nor any of its Subsidiaries has violated in any material respects any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

SECTION 3.19. Foreign Corrupt Practices Act. Neither Discovery nor any of its Subsidiaries has violated in any material respects any provisions of the Foreign Corrupt Practices Act of 1977.

SECTION 3.20. Tax Returns. All Tax Returns required to be filed by Discovery and each of its Subsidiaries in any jurisdiction have been filed, other than those filings being contested in good faith, and all material Taxes due pursuant to such Tax Returns or pursuant to any assessment received by Discovery or any of its Subsidiaries have been paid, other than those being contested in good faith and for which adequate reserves have been provided.

SECTION 3.21. Insurance. Discovery and each of its Subsidiaries maintain insurance covering their properties, operations, personnel and businesses. Such insurance insures against such losses and risks as are adequate in accordance with customary industry practice to protect Discovery and each of its Subsidiaries and its businesses. Neither Discovery nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. All such insurance is outstanding and duly in force on the date hereof and as of the Closing.

SECTION 3.22. Internal Controls. Discovery and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the records of assets are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.23. Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of Discovery or any of Discovery’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, including Section 402 thereof related to loans and Sections 302 and 906 related to certifications.

SECTION 3.24. Money Laundering Laws. The Discovery Business is, and has been conducted at all times in compliance with all Money Laundering Laws and no Action by or before any court or Governmental Authority or any arbitrator involving Discovery with respect to the Money Laundering Laws is pending or, to the knowledge of Discovery, threatened.

SECTION 3.25. Brokers. Except for Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Discovery. Discovery is solely responsible for the fees and expenses of Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF DISCOVERY TO OYSTER AND FOUNDRYCO RELATING TO FOUNDRYCO

Except as set forth in the appropriate Section of the Disclosure Schedule (provided that any information disclosed under any Section of the Disclosure Schedule shall be deemed disclosed and incorporated into any other Section thereof where it is reasonably apparent that such disclosure is relevant to such other Section), as an inducement to Oyster and FoundryCo to enter into this Agreement, Discovery hereby represents and warrants to Oyster as of the date hereof, and to each of Oyster and FoundryCo as of the Closing, as follows:

SECTION 4.01. Organization, Authority and Qualification of FoundryCo. At the Closing, FoundryCo will be an exempted company limited by shares, duly formed, validly existing and in good standing under the Laws of the Cayman Islands. At the Closing, FoundryCo and its Subsidiaries will have all requisite power and authority and all necessary Authorizations to acquire and own the FoundryCo Assets, to assume the Assumed Liabilities and to carry on the FoundryCo business as proposed to be conducted in this Agreement and the Ancillary Agreements. At the Closing, FoundryCo and its Subsidiaries will have all corporate power and authority to execute and deliver the Ancillary Agreements to which they will become a party, and to perform their obligations hereunder and thereunder. At the Closing, FoundryCo will not have engaged in any business, conducted any operations, or taken any corporate action other than as contemplated by this Agreement (including as disclosed in the Disclosure Schedule) and the Ancillary Agreements. At the Closing, FoundryCo will not have any Subsidiaries or minority interests in other entities other than the Transferred FoundryCo Subsidiaries and Transferred FoundryCo JV Entities or as set forth in the FoundryCo Capitalization Table attached as Exhibit L hereto.

SECTION 4.02. Capitalization of FoundryCo.

(a) Capitalization. At the Closing, giving effect to the transactions contemplated by this Agreement, the consolidated capitalization of FoundryCo will be as set forth in the FoundryCo Capitalization Table.

(b) Share Issuance. Upon their issuance as contemplated by this Agreement, both of the Class A Ordinary Shares and all of the Class A Preferred Shares and the Class B Preferred Shares will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive or similar rights, except as set forth in the Shareholders’ Agreement and will be entitled to the rights and subject to the restrictions described in the Memorandum and Articles of Association. Upon their issuance upon conversion of the Class A Preferred Shares and the Class B Preferred Shares, the Class B Ordinary Shares issuable upon such conversion will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive or similar rights, except as set forth in the Shareholders’ Agreement.

(c) FoundryCo Convertible Notes. At the Closing, the execution and delivery of the FoundryCo Convertible Notes by FoundryCo, the performance by FoundryCo of its obligations thereunder, and the consummation by FoundryCo of the transactions contemplated thereby will have been duly authorized by all requisite corporate action on the part of FoundryCo. At the Closing, the FoundryCo Convertible Notes shall have been duly executed and delivered by FoundryCo and shall constitute a valid and binding obligation of FoundryCo, enforceable against FoundryCo in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. At the Closing, FoundryCo will have reserved for issuance the sufficient Class A Preferred Shares and Class B Preferred Shares issuable upon conversion of the FoundryCo Convertible Notes. The Class A Preferred Shares and Class B Preferred Shares issuable upon such conversion will, when issued, be entitled to the rights and subject to the restrictions described in the Memorandum and Articles of Association and will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive or similar rights, except as set forth in the Shareholders’ Agreement.

(d) Absence of Other Rights. Except for the conversion rights which attach to the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes, on the Closing Date, there will be no Ordinary Shares or any other equity security of FoundryCo issuable upon conversion or exchange of any security of FoundryCo nor will there be any rights, options or warrants outstanding or other agreements to acquire Ordinary Shares or any other equity security of FoundryCo (except as set forth in the Shareholders’ Agreement), nor will FoundryCo be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding securities. Except as set forth in the Shareholders’ Agreement, no shareholder of FoundryCo is entitled to any preemptive or similar rights to subscribe for shares in capital of FoundryCo. Except as set forth in the Shareholders’ Agreement, FoundryCo has not agreed to register any of its securities under the Securities Act and there are no existing voting trusts or similar agreements to which FoundryCo or any of its Subsidiaries is a party with respect to the voting of the capital of FoundryCo or the capital stock of any of its Subsidiaries.

SECTION 4.03. FoundryCo Assets. Discovery or one or more of its Subsidiaries has good and marketable title to, or, in the case of leased FoundryCo Assets, valid and subsisting leasehold interests in, all the FoundryCo Assets (other than Intellectual Property and Transferred IP Agreements which are covered in Section 4.14), free and clear of all Encumbrances, except Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the FoundryCo Assets (other than Intellectual Property and Transferred IP Agreements which are covered in Section 4.14), together with the services provided by Discovery pursuant to the Ancillary Agreements constitute all of the material tangible assets, properties and contractual rights as are necessary in the conduct of the business of the FoundryCo Group at and immediately after the Closing in substantially the same manner as conducted by Discovery immediately prior to the Closing. The FoundryCo Assets that are tangible assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are used and intended to be used. Upon consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, FoundryCo will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Discovery and its Subsidiaries in, the tangible FoundryCo Assets, free and clear of any Encumbrances other than Permitted Encumbrances, and without incurring any financial penalty or change that would be materially adverse to the FoundryCo Group in the operations of the tangible FoundryCo Assets, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 4.04. Transferred FoundryCo Subsidiaries.

(a) Organization of Subsidiaries. Each Transferred FoundryCo Subsidiary is a corporation, limited liability company, limited liability partnership or other entity, as the case may be, that is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized in such jurisdiction) and has all requisite power and authority to carry on its business as now conducted and to own and operate the FoundryCo Assets as now owned and operated by it. Each Transferred FoundryCo Subsidiary is, or will be, as of the Closing Date, qualified to conduct business and is, or will be, as of the Closing Date, in good standing (to the extent such concept is recognized in such jurisdiction) in each jurisdiction in which it owns or operates the FoundryCo Assets, except where the failure to be so qualified would not, individually or in the aggregate, result in a FoundryCo Material Adverse Effect. Each Transferred FoundryCo Subsidiary and its jurisdiction of organization is identified in Section 4.04(a) of the Disclosure Schedule.

(b) Capitalization. As of the Closing, the authorized and outstanding share capital of each Transferred FoundryCo Subsidiary will be as set forth in Section 4.04(b) of the Disclosure Schedule. As of the Closing, all of the Transferred Interests will have been duly authorized, validly issued, fully paid, non-assessable, and free of preemptive or similar rights, and shall have been issued in material compliance with all Laws.

(c) No Rights to Acquire Securities. As of the Closing, there will not be outstanding (A) any options, warrants or other rights to purchase from any Transferred FoundryCo Subsidiaries any capital stock or other securities of such Transferred FoundryCo Subsidiaries, (B) any securities, notes or other indebtedness convertible into or exchangeable for shares of such capital stock or securities, (C) any other commitments of any kind by any Transferred FoundryCo Subsidiaries to issue additional shares of capital stock, options, warrants or other securities or (D) any equity equivalent or other ownership interests or similar rights in any Transferred FoundryCo Subsidiaries.

(d) Title to Transferred Interests. Immediately prior to the Closing, Discovery or its Subsidiaries shall be the sole registered or legal and beneficial owners of the Transferred Interests and the Transferred Interests shall be free and clear of all Encumbrances, and upon the Closing, FoundryCo or its Subsidiaries will acquire good and marketable title to such Transferred Interests, free and clear of any Encumbrance.

(e) Ownership. Section 4.04(e) of the Disclosure Schedule sets forth the identity of each of the holders of equity interests in the Transferred FoundryCo Subsidiaries and their respective ownership interests in the Transferred FoundryCo Subsidiaries. None of the Transferred FoundryCo Subsidiaries has any Subsidiaries and none owns, directly or indirectly, any equity investment or other ownership interest in any Person. None of the Transferred FoundryCo Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

(f) Indebtedness. None of FoundryCo or the Transferred FoundryCo Subsidiaries has any outstanding Indebtedness.

(g) German Transferred FoundryCo Subsidiaries. None of the German Transferred FoundryCo Subsidiaries has entered into enterprise agreements (Unternehmensverträge) within the meaning of Section 291, 292 German Stock Cooperation Act (Aktiengesetz) and in particular no agreement which obliges any of the Transferred FoundryCo Subsidiaries to subordinate its management to a third party or to transfer its profits (Beherrschungs- oder Gewinnabführungsvertrag) to a third party. There are no silent partnership participations or similar participations under foreign jurisdictions in the German Transferred FoundryCo Subsidiaries. No insolvency proceedings or similar proceedings under applicable Law have been opened with respect to the German Transferred FoundryCo Subsidiaries, nor, to Discovery’s knowledge, have any been applied for. None of the German Transferred FoundryCo Subsidiaries is obliged to file for insolvency under applicable Law.

SECTION 4.05. Financial Information; Books and Records. (a) True and complete copies of the June 28, 2008 Statement of Net Tangible Assets and the Pre-Signing Financial Statements have been delivered by Discovery to Oyster and Pearl and are included in Section 4.05 of the Disclosure Schedule.

(i)	The June 28, 2008 Statement of Net Tangible Assets, (A) was prepared in accordance with the books of account and other financial records of Discovery and its Subsidiaries, (B) has been prepared on a basis consistent with the Statement of Principles for Initial Valuation Net Tangible Assets, and (C) presents fairly in all material respects the line items set forth therein as of the date thereof.

(ii)	The Pre-Signing Financial Statements (A) were prepared in accordance with the books of account and other financial records of the applicable Subsidiaries, (B) have been prepared in accordance with German generally accepted accounting standards applied on a basis consistent with the past practices of the applicable Subsidiaries, and (C) present fairly in all material respects the financial condition and results of operations of the applicable Subsidiaries as of the dates thereof and for the periods covered thereby, subject in the case of any interim financial statements to normal year-end audit adjustments and the absence of footnote disclosure.

(b) The books of account and other financial records of Discovery Saxony Holding GmbH, Discovery Fab 36 Holding GmbH, Discovery Saxony Limited Liability Company & Co. KG and Discovery Fab 36 Limited Liability Company & Co. KG: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with German generally accepted accounting standards applied on a basis consistent with the past practices of Discovery and its Subsidiaries; (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good business and accounting practices.

(c) When prepared and delivered to Oyster and Pearl pursuant to Section 8.04, the Carve Out Financial Statements will (i) be prepared in accordance with the books of account and other financial records of Discovery and its Subsidiaries, (ii) be prepared in accordance with GAAP applied on a basis consistent with the past practices of Discovery, (iii) present fairly in all material respects the financial condition and results of operations of the FoundryCo business as of the dates thereof and for the periods covered thereby, (iv) be accompanied by the unqualified opinion of Ernst & Young LLP, and (v) conform in all material respects to the requirements of the SEC’s Regulation S-X as they relate to carve-out financial statements.

SECTION 4.06. Absence of Undisclosed Liabilities. There are no Liabilities of the Transferred FoundryCo Subsidiaries or otherwise related to the FoundryCo Assets that are required by GAAP to be set forth on the balance sheet of such entity, and to the knowledge of Discovery, there are no material contingent Liabilities of the Transferred FoundryCo Subsidiaries or otherwise related to the FoundryCo Assets, regardless of whether such Liabilities would be required by GAAP to be set forth on the balance sheet of such entity, other than Liabilities (a) reflected or reserved against on the June 28, 2008 Statement of Net Tangible Assets, or (b) as of the date of this Agreement, incurred since June 28, 2008 or, as of the Closing, incurred since the date of this Agreement, in the ordinary course of business, consistent with past practice of Discovery. Reserves are reflected on the June 28, 2008 Statement of Net Tangible Assets against all Liabilities of the Transferred FoundryCo Subsidiaries or otherwise related to the FoundryCo Assets, other than Liabilities relating to the Excluded Assets and Excluded Liabilities, in amounts that have been established on a basis consistent with the past practices of Discovery and in accordance with GAAP.

SECTION 4.07. Transferred FoundryCo JV Entities.

(a) Each Transferred FoundryCo JV Entity and its jurisdiction of organization is listed in Section 4.07(a) of the Disclosure Schedule. There are no voting trusts, member agreements, proxies or other similar agreements in effect with respect to the voting of the Transferred Interests in the Transferred FoundryCo JV Entities. Discovery and its Subsidiaries have made all capital contributions to the Transferred FoundryCo JV Entities required to be made by them, there are no capital calls pending or, to the knowledge of Discovery, contemplated with respect thereto, and none of the Transferred FoundryCo JV Entities may make any capital call or otherwise cause Discovery or its Subsidiaries to contribute additional capital or incur any Liabilities with respect to such Transferred FoundryCo JV Entities without the consent of Discovery.

(b) To the knowledge of Discovery, there are no Liabilities of the Transferred FoundryCo JV Entities that are required by GAAP to be set forth on the balance sheet of such entity, and to the knowledge of Discovery, there are no material contingent Liabilities of the Transferred FoundryCo JV Entities, regardless of whether such Liabilities would be required by GAAP to be set forth on the balance sheet of such entity, other than Liabilities reflected or reserved against on the 2007 fiscal-year-end balance sheet of each such Transferred FoundryCo JV Entity, which has been made available to Oyster for each Transferred FoundryCo JV Entity. There are no Liabilities of Discovery or its Subsidiaries, contingent or otherwise, that relate to such Transferred FoundryCo JV Entity, other than Liabilities reflected or reserved against on the June 28, 2008 Statement of Net Tangible Assets. Reserves are reflected on the June 28, 2008 Statement of Net Tangible Assets against all Liabilities of Discovery and its Subsidiaries with respect to or otherwise related to the Transferred FoundryCo JV Entities, other than Liabilities relating to the Excluded Assets and Excluded Liabilities, in amounts that have been established on a basis consistent with the past practices of Discovery and in accordance with GAAP.

(c) From June 28, 2008 to the date of this Agreement, neither Discovery nor any of its Subsidiaries have (i) made any capital expenditure or commitment for any capital expenditure relating to, (ii) made any loan to, (iii) guaranteed any Indebtedness of, or (iv) otherwise incurred any Indebtedness relating to or on behalf of, in each case, the Transferred FoundryCo JV Entities.

(d) Neither Discovery nor any of its Subsidiaries has received any written notice from any Governmental Authority of any allegation that the Transferred FoundryCo JV Entities are not, or have not been operated in, compliance with any Law or Governmental Order that remains outstanding and has not been resolved.

(e) Neither Discovery nor any of its Subsidiaries is a party to any: (i) management contract relating to the Transferred FoundryCo JV Entities; (ii) contract or agreement with any Governmental Authority relating to the Transferred FoundryCo JV Entities; (iii) contract or agreement that limits or purports to limit the ability of Discovery or its Subsidiaries relating to the Transferred FoundryCo JV Entities to compete in any line of business or with any Person or in any geographic area or during any period of time; (iv) contract or agreement relating to the Transferred FoundryCo JV Entities between or among Discovery or its Subsidiaries, on the one hand, and one or more Affiliates of Discovery, on the other hand; or (v) any other contract or agreement relating to the Transferred FoundryCo JV Entities, whether or not made in the ordinary course of business, that is material to Discovery or its Subsidiaries or the FoundryCo Assets.

SECTION 4.08. Transferred Inventories. Discovery or its Subsidiaries have good and marketable title to the Transferred Inventories free and clear of all Encumbrances, other than Permitted Encumbrances. The Transferred Inventories do not consist of any items held on consignment. Neither Discovery nor any of its Subsidiaries is under any obligation or liability with respect to accepting returns of Transferred Inventories. The Transferred Inventories were acquired or manufactured and maintained in accordance with the regular business practices of Discovery and its Subsidiaries, consist of items of quality and quantity usable or salable in the ordinary course of business within a reasonable period of time and are valued by Discovery at reasonable amounts in accordance with GAAP, applied in a manner consistent with the past practices of Discovery, stated at standard cost adjusted to approximate the lower of actual cost (first-in, first-out method) or market (net realizable value). The Transferred Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended, except for such items of inventory that have been written down to realizable market value or for which adequate reserves have been provided in a manner consistent with the past practices of Discovery. None of the Transferred Inventories are obsolete, unusable, slow-moving, damaged or unsaleable in the ordinary course of business, except for such items of inventory that have been written down to realizable market value or for which adequate reserves have been provided in a manner consistent with the past practices of Discovery.

SECTION 4.09. Absence of Certain Changes. From June 28, 2008 to the date of this Agreement, the Transferred FoundryCo Subsidiaries and the FoundryCo Assets have been operated in all material respects in the ordinary course and consistent with past practice. From June 28, 2008 to the date of this Agreement, neither Discovery nor any of its Subsidiaries have:

(a) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any FoundryCo Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(b) made any change in any method of accounting or accounting practice or policy used by Discovery, other than such changes required or permitted by GAAP and set forth in Section 4.09 of the Disclosure Schedule;

(c) amended, terminated, cancelled or compromised any material claims related to the FoundryCo Assets, or waived any other rights of substantial value related to the FoundryCo Assets;

(d) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or material assets, real, personal, intangible or mixed (including leasehold interests and Intellectual Property) that are included in the FoundryCo Assets, other than the sale of Inventories and non-exclusive licenses of Intellectual Property in each case, in the ordinary course of business consistent with past practice;

(e) merged with, entered into a consolidation with or acquired an interest in any Person engaged in a business relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries or acquired a substantial portion of the assets or business of any Person engaged in a business relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries or any division or line of business thereof, or otherwise acquired any material assets relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries other than in the ordinary course of business consistent with past practice;

(f) made any capital expenditure or commitment for any capital expenditure, in each case relating to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities, in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate;

(g) issued any sales orders or otherwise agreed to make any purchases, in each case relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries, involving exchanges in value in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate;

(h) made any material change in the customary methods of operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries, including practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

(i) made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any material liability with respect to Taxes;

(j) incurred any Indebtedness for borrowed money relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate;

(k) made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person in connection with the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities;

(l) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Discovery or any of its Subsidiaries to any Transferred Employees, including any increase or change pursuant to any Plan, or (ii) established or increased, or promised to increase, any benefits under any Plan, in either case except in the ordinary course of business consistent with past practice or as required by Law or any collective agreement;

(m) entered into any agreement, arrangement or transaction relating to FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities with any of its directors, officers or employees (or with any relative, beneficiary, spouse or Affiliate of such Persons) other than standard non-disclosure agreements, invention assignment agreements or the like;

(n) except in the ordinary course of business consistent with past practice, (i) abandoned, sold, assigned, or granted any security interest in or to any of the Owned Intellectual Property, Licensed Intellectual Property or Transferred IP Agreements, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such Intellectual Property, in each case, and not including any Intellectual Property applications on registrations that Discovery, in its reasonable business judgment, has elected to abandon, (ii) granted to any third party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to June 28, 2008), or (iv) disclosed, or allowed to be disclosed, any material confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or pursuant to a patent application, submission to a standards body, or otherwise elected by Discovery, in its reasonable business judgment, not to maintain as a trade secret;

(o) suffered any FoundryCo Material Adverse Effect; or

(p) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.09 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 4.09 except as expressly contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.10. Litigation; Governmental Orders. (a) There are no material Actions by or against Discovery or any Affiliate thereof and relating to or affecting any of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries pending before any Governmental Authority (or, to the knowledge of Discovery, threatened to be brought by or before any Governmental Authority).

(b) There are no material Governmental Orders applicable to Discovery, any of its Subsidiaries, or any of their respective properties or assets, relating to the FoundryCo Assets and the Transferred FoundryCo Subsidiaries (nor, to the knowledge of Discovery, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

(c) None of the matters set forth in Section 4.10(a) or 4.10(b) of the Disclosure Schedule, individually or in the aggregate, has had or is reasonably likely to have a FoundryCo Material Adverse Effect or has had or is reasonably likely to have a material adverse effect upon the ability of Discovery or its Subsidiaries to enter into and perform their respective obligations under this Agreement or any Ancillary Agreement, or that is reasonably likely to materially and adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.11. Compliance with Laws. (a) Discovery and its Subsidiaries have operated the FoundryCo Assets (including the Owned Intellectual Property and the Licensed Intellectual Property, but excluding the Transferred IP Agreements) and the Transferred FoundryCo Subsidiaries in material compliance with all Laws and Governmental Orders applicable to Discovery, any of its Subsidiaries, or any of their respective properties or assets, including the FoundryCo Assets. Neither Discovery nor any of its Subsidiaries has received any written notice from any Governmental Authority of any allegation that the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities are not, or have not been operated in, compliance with any Law or Governmental Order which allegation is still outstanding and has not been resolved.

SECTION 4.12. Environmental and Other Permits and Licenses; Related Matters. (a):

(i)	Discovery and its Subsidiaries are, and for the past four (4) years have been, in material compliance with all applicable Environmental Laws and all Environmental Permits (as such relate to the FoundryCo Assets and the Transferred FoundryCo Subsidiaries).

(ii)

There has been no Release of any Hazardous Material on or any disposal of any Hazardous Materials from any of the Real Property, the FoundryCo Assets or the Transferred FoundryCo Subsidiaries or, during the period of Discovery’s or its

Subsidiaries’ ownership, lease, use or occupancy thereof, on or from any property formerly owned, leased, used or occupied by Discovery or its Subsidiaries or the FoundryCo Assets or the Transferred FoundryCo Subsidiaries.

(iii)	There are no Environmental Claims pending or threatened against Discovery or its Subsidiaries or the Real Property that relate to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(iv)	None of Discovery or any of its Subsidiaries has any actual or alleged liability, whether fixed or contingent, under any Environmental Law relating to the FoundryCo Assets.

(b) Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 4.13. Material Contracts. (a) Section 4.13(a) of the Disclosure Schedule lists each of the following written contracts and agreements (or summaries of oral agreements) of Discovery or its Subsidiaries relating to the FoundryCo Assets (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Real Property (including all contracts, agreements, leases and subleases) and all Transferred IP Agreements (other than Immaterial IP Agreements), being “Material FoundryCo Contracts”):

(i)	each written agreement for the purchase of Inventory, spare parts, other materials or personal property, with any supplier or for the furnishing of services to Discovery or its Subsidiaries relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries under the terms of which Discovery or its Subsidiaries: (A) is likely to pay or otherwise give consideration of more than two million five hundred thousand dollars ($2,500,000) in the aggregate during the calendar year ended December 31, 2008 or (B) is likely to pay or otherwise give consideration of more than ten million dollars ($10,000,000) in the aggregate over the remaining term of such contract and, in either case, cannot be cancelled by Discovery without penalty or further payment and without more than ninety (90) days’ notice;

(ii)

each written agreement for the sale of Inventory or other personal property, or for the furnishing of services by Discovery or its Subsidiaries relating primarily to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries that (A) is likely to involve consideration of more than two million five hundred thousand dollars ($2,500,000) in the aggregate during the calendar year ending December 31, 2008 or (B) is likely to involve consideration of more than ten million dollars ($10,000,000) in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by Discovery without penalty or further payment and without more than ninety (90) days’ notice;

(iii)	material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which Discovery or its Subsidiaries is a party relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries;

(iv)	all management contracts to which Discovery or its Subsidiaries is a party relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries that provide for payments by Discovery or its Subsidiaries of more than two hundred fifty thousand dollars ($250,000) per year and which cannot be cancelled by Discovery or its Subsidiaries without penalty or further payment and without more than ninety (90) days’ notice;

(v)	contracts with independent contractors or consultants (or similar arrangements) to which Discovery or its Subsidiaries is a party relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries that provide for payments by Discovery or its Subsidiaries of more than one million dollars ($1,000,000) per year and which cannot be cancelled by Discovery or its Subsidiaries without penalty or further payment and without more than ninety (90) days’ notice;

(vi)	all contracts and agreements relating to more than five million dollars ($5,000,000) of Indebtedness for borrowed money of Discovery or its Subsidiaries relating to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities;

(vii)	all material contracts and agreements with any Governmental Authority to which Discovery or its Subsidiaries is a party relating to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries, including all agreements in effect as of the date hereof that relate to the current or future subsidies (A) related to the proposed operations of FoundryCo, or (B) necessary for FoundryCo to carry on its business as proposed to be conducted, in each case, as described in this Agreement and the Ancillary Agreements and the FoundryCo Business Plan;

(viii)	all contracts and agreements that limit or purport to limit the ability of Discovery or its Subsidiaries relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)	all material contracts and agreements relating to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries between or among Discovery or its Subsidiaries, on the one hand, and one or more Affiliates of Discovery, on the other hand; and

(x)	all other contracts and agreements, whether or not made in the ordinary course of business, which are material to Discovery or its Subsidiaries relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries or the conduct of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries.

For purposes of this Section 4.13 and Section 4.15, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b) Each Material FoundryCo Contract: (i) is in full force and effect, is valid and binding on Discovery and each of its Subsidiaries that are a party thereto and, to the knowledge of Discovery on the date hereof, is valid and binding on each other party thereto, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally; (ii) upon receipt of the Consents set forth in Section 4.13 of the Disclosure Schedule (the “Required Consents”) is assignable to FoundryCo without penalty or other adverse consequence; and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements are able to continue in full force and effect without financial penalty or change that would be materially adverse to the FoundryCo Group in the operations of the FoundryCo Assets immediately following the Closing. Each of Discovery and its Subsidiaries has complied in all material respects with all such Material FoundryCo Contracts to which it is a party and is not in material default under any of such Material FoundryCo Contracts and, to the knowledge of Discovery, there exists no condition, nor has there been any occurrence, which would reasonably be expected to result in such a material default by Discovery or any of its Subsidiaries.

(c) Neither Discovery nor any of its Subsidiaries has received written notice of termination, cancellation, breach or default under any Material FoundryCo Contract. To the knowledge of Discovery, (i) no other party to any Material FoundryCo Contract is in material breach thereof or default thereunder and (ii) there exists no condition, nor has there been any occurrence, which would reasonably be expected to result in such material breach or default.

(d) Discovery has made available to Oyster true and complete copies of all Material FoundryCo Contracts.

(e) There is no contract, agreement, arrangement, or other legal obligation, absolute or contingent, granting any Person any right to purchase any of the material FoundryCo Assets other than pursuant to this Agreement, the Ancillary Agreements, the Cost Plus Reimbursement Agreements or the Wafer Purchase Agreement.

SECTION 4.14. Intellectual Property. (a) Section 4.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all Assigned Patents, (ii) all registered Trademarks and Trademark applications, registered copyrights and copyright applications and domain names included in the Owned Intellectual Property and (iii) all Transferred IP Agreements (other than Immaterial IP Agreements).

(b) To the knowledge of Discovery, the operation of the FoundryCo Assets and the Transferred FoundryCo Subsidiaries as currently conducted and Discovery’s use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith do not infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or, to the knowledge of Discovery, threatened against Discovery or any of its Subsidiaries alleging any of the foregoing.

(c) Discovery is the exclusive or joint owner of the entire right, title and interest in and to the Owned Intellectual Property, and the exclusive owner of the material Owned Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances, and upon Closing, FoundryCo shall have the right to use the Owned Intellectual Property, the Licensed Intellectual Property and the Patents licensed under the Patent License Agreement in the operation of the FoundryCo Assets and the Transferred FoundryCo Subsidiaries as currently conducted (subject only (i) in the case of Licensed Intellectual Property, to the terms of the Transferred IP Agreements; (ii) in the case of Patents licensed under the Patent License Agreement, to the terms of the Patent License Agreement; and (iii) in the case of Shared Technology, to the terms of the Non-Patent Intellectual Property and Technology Transfer Agreement).

(d) No Owned Intellectual Property, or to the knowledge of Discovery, any Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that impairs or would impair the validity or enforceability of such Intellectual Property.

(e) The Licensed Intellectual Property (including under the Immaterial IP Agreements), the Owned Intellectual Property and the Patents licensed either under the Patent License Agreement or the Patent Transfer and License Agreement includes all of the Intellectual Property used in the ordinary day-to-day operation of the FoundryCo Assets and the Transferred FoundryCo Subsidiaries as currently conducted by Discovery or as proposed to be conducted by the FoundryCo Group at and immediately after the Closing (in the same manner as conducted by Discovery immediately prior to Closing).

(f) No Actions or Claims are pending or, to the knowledge of Discovery, threatened against Discovery or any of its Subsidiaries (i) based upon or challenging or seeking to deny or restrict the use by Discovery or any of its Subsidiaries of any of the Owned Intellectual Property or (ii) alleging that the Licensed Intellectual Property is being used, licensed or sublicensed in conflict with the terms of any license or other agreement.

(g) Neither Discovery nor any of its Subsidiaries has granted any exclusive license or other exclusive right to any third party with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination of any of the Owned Intellectual Property.

(h) Discovery has used reasonable efforts to prevent the introduction of viruses, worms, trojan horses and other material known contaminants in the Transferred Software. The Transferred Software does not incorporate any Public Software. Discovery and its Subsidiaries have obtained all approvals necessary for exporting the Transferred Software outside the United States and importing the Transferred Software into any country in which the Transferred Software is now sold or licensed for use, and to Discovery’s knowledge, all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

(i) Discovery and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets and other confidential Intellectual Property used in connection with the operation of the FoundryCo Assets and the Transferred FoundryCo Subsidiaries. To the knowledge of Discovery, (i) there has been no misappropriation of any material Trade Secrets or other material confidential Intellectual Property used in connection with the operation of the FoundryCo Assets, the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities by any Person, (ii) no employee, independent contractor or agent of Discovery or any of its Subsidiaries has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor or agent of Discovery or any of its Subsidiaries, and (iii) no employee, independent contractor or agent of Discovery or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any material way to the protection, ownership, development, use or transfer of Intellectual Property used in connection with the FoundryCo business.

(j) To the knowledge of Discovery, Section 4.14(j) of the Disclosure Schedule sets forth a current list of all issued Patents and all Patent applications owned by Discovery.

SECTION 4.15. Real Property. (a) Discovery and its Subsidiaries hold (i) good and marketable title in fee simple to all of the Owned Real Property outside of Germany, and (ii) good and valid leasehold or license interests in all of the Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Discovery and its Subsidiaries hold ownership title (Eigentumsrecht) to all of the Owned Real Property in Germany, free and clear of all Encumbrances other than Encumbrances set forth in the land register (Grundbuch) for the respective land parcel.

(b) Discovery and its Subsidiaries are in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or materially restrict the ability to use the Real Property for the purposes for which it is currently being used. All utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the operation of the FoundryCo Assets currently conducted. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. Neither Discovery nor any of its Subsidiaries has leased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor has Discovery or any of its Subsidiaries assigned its interest under any lease listed in Section 4.15(b) of the Disclosure Schedule to any third party.

(c) Section 4.15(c) of the Disclosure Schedule sets forth a true and complete list of all of the Owned Real Property, and, for each parcel of Owned Real Property in Germany, the land register reference number of such land parcel. The current use and operation of the Real Property are in material compliance with all applicable Laws (including Laws relating to zoning and land use) and public and private covenants and restrictions, and neither Discovery nor any of its Subsidiaries has received written notice of material noncompliance with any applicable Laws.

(d) Section 4.15(d) of the Disclosure Schedule sets forth a true and complete list of all leases relating to the Leased Real Property (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof). Discovery has made available to Oyster true and complete copies of all of such leases.

(e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Discovery, threatened against the Real Property.

(f) (i) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit to the extent required by applicable Law, (ii) the transactions contemplated by this Agreement and the Ancillary Agreements will not require the issuance of any new or amended certificate of occupancy, and (iii) to the knowledge of Discovery, there are no facts that would prevent the Real Property from being occupied by FoundryCo after the Closing in the same manner as occupied by Discovery immediately prior to the Closing.

SECTION 4.16. Tangible Personal Property. Section 4.16 of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, and other tangible personal property included in the FoundryCo Assets (the “Tangible Personal Property”), all of which are in good operating condition and repair, ordinary wear and tear and immaterial defects excepted.

SECTION 4.17. Suppliers. Listed in Section 4.17 of the Disclosure Schedule are the names and addresses of all the suppliers from which Discovery or any of its Subsidiaries ordered raw materials, supplies, merchandise and other goods constituting FoundryCo Assets having an aggregate purchase price of one million dollars ($1,000,000) or more during the twelve-month period ended June 28, 2008 and the amount for which each such supplier invoiced Discovery or its Subsidiaries during such period. Neither Discovery nor any of its Subsidiaries has received any written notice and has no knowledge that any such supplier will not sell raw materials, supplies, merchandise and other goods to FoundryCo at any time after the Closing on terms and conditions substantially similar to those used in its current sales to Discovery and its Subsidiaries, subject only to general and customary price increases.

SECTION 4.18. Employee Benefit Matters. (a) Plans and Material Documents. Section 4.18(a) of the Disclosure Schedule lists (i) all current employee benefit plans (as defined in Section 3(3) of ERISA) and all current bonus, stock option, stock purchase, restricted stock, incentive, retention, change of control, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment or consulting agreements or contracts (other than those (x) covering those individuals providing services outside the United States and (y) providing for notice periods of less than six (6) months), termination, severance or other similar contracts or agreements, to which Discovery or any of its Subsidiaries is a party, with respect to which Discovery or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Discovery or any of its Subsidiaries for the benefit of any current employee, consultant, officer or director of Discovery who performs and is expected to perform services related to the operation of the FoundryCo Assets (other than through the Transition Services Agreement), the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities (each, a “FoundryCo Employee”), (ii) each employee benefit plan for which Discovery or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Discovery or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Discovery or any of its Affiliates and any employee of Discovery or any of its Subsidiaries relating to the sale of the FoundryCo Assets (collectively, the “Plans”). Each Plan is in writing and Discovery has made available to Oyster a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including, to the extent applicable, a copy of (I) each trust or other funding arrangement, (II) each summary plan description and summary of material modifications, (III) the most recently filed IRS Form 5500, (IV) the most recently received IRS determination letter for each such Plan, and (V) the most recently prepared actuarial report and financial statement in connection with each such Plan. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which Discovery or any of its Subsidiaries is a party, with respect to which Discovery or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Discovery or any of its Subsidiaries for the benefit of any Transferred Employee. Neither Discovery nor any of its Subsidiaries has any express or implied commitment, (1) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement with respect to any FoundryCo Employee, (2) to enter into any contract or agreement to provide compensation or benefits to any FoundryCo Employee, or (3) to modify, change or terminate any Plan with respect to any FoundryCo Employee, other than in the ordinary course of business or with respect to a modification, change or termination required by ERISA, the Code or other similar Law.

(b) Absence of Certain Types of Plans. None of the Plans is, or since January 1, 2007, has been, subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Discovery or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Plans nor any collective bargaining, collective agreement or similar agreement provides for or promises retiree medical, disability or life insurance benefits to any current or former employee or director.

(c) Compliance with Applicable Law. Each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including ERISA and the Code. Discovery and each of its Subsidiaries has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of Discovery, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action. With respect to the Plans, no event has occurred and, to its knowledge, there exists no condition or set of circumstances, in connection with which it or any of its Subsidiaries could be subject to any material liability under the terms of the Plans, ERISA, the Code or any other applicable Law.

(d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder since January 1, 2005.

(e) Absence of Certain Liabilities and Events. To the knowledge of Discovery, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither Discovery nor any of its ERISA Affiliates has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability. Neither Discovery nor any of its ERISA Affiliates has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability. No complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Plan. None of the assets of Discovery or any of its ERISA Affiliates is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any of its Subsidiaries has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

(f) Plan Contributions and Funding. All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. To the knowledge of Discovery, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could give rise to any such challenge or disallowance.

(g) Effect of Transactions. Neither its execution of this Agreement or the Ancillary Agreements by Discovery, the performance of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby, the termination of the employment of any of its employees within a specified time of the Closing Date nor stockholder approval of the transactions covered by this Agreement, will either alone or in combination with another event (A) entitle any employees of Discovery or its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of Plan, (C) limit or restrict the right of Discovery or any of its Subsidiaries to merge, amend or terminate any Plan, or (D) result in payments under any of Plans which would not be deductible under Section 162(m) of the Code. None of Plans in effect immediately prior to the Closing (A) would result, separately or in the aggregate (including as a result of its execution of this Agreement or consummation of the transactions contemplated hereby), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or (B) provides for a “gross up” or similar payments in respect of any Taxes or interest that may become payable under Section 409A of the Code as a result of its execution of this Agreement or consummation of the transactions contemplated hereby.

SECTION 4.19. Labor Matters. (a) Neither Discovery nor any of its Subsidiaries is (i) a party to any collective bargaining agreement, shop agreement, group shop agreement, shop policy, collective agreement, recognition agreement or other labor or trade union contract or (ii) a member of any employer’s association related to organized labor, in each case, applicable to persons employed by Discovery or any of its Subsidiaries in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries, and to the knowledge of Discovery, currently there are no organizational campaigns, petitions, negotiations or other unionization activities seeking recognition of a collective bargaining unit, labor union, trade union, works council or other employee representative body which could affect the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of Discovery, threatened between Discovery or any of its Subsidiaries and any of employees employed in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries, and neither Discovery nor any of its Subsidiaries has experienced any such controversy, strike, slowdown or work stoppage within the past three (3) years; (c) neither Discovery has nor any of its Subsidiaries breached in any material respect or otherwise failed to comply in all material respects with the provisions of any collective bargaining, collective agreement or union contract, and there are no material grievances outstanding against Discovery under any such agreement or contract; (d) the consent, notice or opinion of any employee representative body applicable to persons employed by Discovery or any of its Subsidiaries in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo

Subsidiaries is not required to consummate any of the transactions contemplated by this Agreement; (e) there are no material unfair labor practice complaints pending against Discovery or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any material current union representation questions involving employees of Discovery or any of its Subsidiaries; (f) Discovery and each of its Subsidiaries is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, social security, hours, collective bargaining and the payment and withholding of taxes, social security, and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Discovery in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (g) Discovery and each of its Subsidiaries has properly classified for Tax purposes, and for the purpose of determining eligibility to participate in any Plan, all employees, leased employees, independent contractors and consultants providing services to the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries; (h) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted and is now pending or, to the knowledge of Discovery, threatened before any Governmental Authority with respect to any persons currently or formerly employed by Discovery or any of its Subsidiaries in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries; (i) neither Discovery nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (j) there is no material charge or material proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the knowledge of Discovery, threatened with respect to Discovery or any of its Subsidiaries; and (k) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the knowledge of Discovery, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Discovery or any of its Subsidiaries has employed or currently employs any person in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries.

SECTION 4.20. Employee Confidentiality and Assignment of Inventions. All directors, officers, management employees and technical and professional employees of Discovery and its Subsidiaries are under written obligation to Discovery or the relevant Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Discovery all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 4.21. Certain Interests. No officer or director of Discovery or any of its Subsidiaries and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(a) has any material direct or indirect financial interest in any material competitor, supplier or customer of Discovery or of FoundryCo as of the Closing; provided, however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer; or

(b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property of Discovery or any of its Subsidiaries that relates to the operation of the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities regardless of whether such tangible or intangible property constitutes FoundryCo Assets.

SECTION 4.22. Insurance. All material assets, properties and risks of Discovery relating to the FoundryCo Assets or the Transferred FoundryCo Subsidiaries are, and for the past three (3) years (or, with respect to any Transferred FoundryCo Subsidiary, for such shorter period as such Transferred FoundryCo Subsidiary has been in existence) have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of Discovery or its Subsidiaries with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Discovery and its Subsidiaries.

SECTION 4.23. Certain Business Practices. Neither Discovery nor any of its Subsidiaries, nor any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, in respect of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries; or (c) made any payment to any customer or supplier of Discovery or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the FoundryCo Assets, or the Transferred FoundryCo Subsidiaries.

SECTION 4.24. Tax Matters. (a) All Tax Returns required to be filed by or with respect to Discovery (to the extent related to the FoundryCo Assets) and each of the Transferred FoundryCo Subsidiaries in any jurisdiction have been timely filed, other than those filings being contested in good faith, and all such Tax Returns are complete and correct in all material respects. All material Taxes due pursuant to such Tax Returns or pursuant to any assessment received by Discovery (to the extent related to the FoundryCo Assets) or any of the Transferred FoundryCo Subsidiaries have been paid, other than those being contested in good faith and for which adequate reserves have been provided.

(b) There are no Tax Liens upon any of the assets or properties of Discovery (to the extent related to the FoundryCo Assets) or any of the Transferred FoundryCo Subsidiaries, other than with respect to Taxes not yet due and payable.

(c) No examination or audit of any Tax Return relating to any Taxes of Discovery (to the extent related to the FoundryCo Assets) or any of the Transferred FoundryCo Subsidiaries, or with respect to any Taxes due from or with respect to Discovery (to the extent related to the FoundryCo Assets) or any of the Transferred FoundryCo Subsidiaries by any Governmental Authority is currently in progress or, to the knowledge of Discovery, threatened or contemplated. No assessment of Tax has been proposed in writing against Discovery (to the extent related to the FoundryCo Assets) or any of the Transferred FoundryCo Subsidiaries or any of their assets or properties, and Discovery knows of no grounds for any such assessment. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Discovery (to the extent related to the FoundryCo Assets) or any of the Transferred FoundryCo Subsidiaries for any taxable period.

(d) None of the Transferred FoundryCo Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Discovery) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor, by contract, or otherwise.

(e) None of the Transferred FoundryCo Subsidiaries is a party to any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person (other than an agreement among the current members of the U.S. consolidated group).

(f) All Taxes required to be withheld, collected or deposited by or with respect to Discovery (to the extent related to the FoundryCo Assets) and each of the Transferred FoundryCo Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

SECTION 4.25. Receivables. FoundryCo will have no Receivables as of the Closing, and the Transferred FoundryCo Subsidiaries will be transferred to FoundryCo at Closing without Receivables.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF DISCOVERY TO PEARL RELATING TO THE DISCOVERY SHARES AND

WARRANTS

As an additional inducement to Pearl to enter into this Agreement, Discovery hereby represents and warrants to Pearl, as of the date hereof and as of the Closing, as follows:

SECTION 5.01. Authorization of the Discovery Shares, Warrants, and Warrant Shares. The Discovery Shares and the Warrants have been duly authorized for issuance and sale to Pearl pursuant to this Agreement and the Warrant Shares have been duly authorized for issuance and sale to Pearl upon Pearl’s exercise of the Warrants pursuant to their terms, and, upon issuance and delivery of the Discovery Shares and Warrant Shares by Discovery pursuant to this Agreement and the Warrants respectively against payment of the consideration set forth herein and therein, will be validly issued, fully paid and non-assessable. Neither the issuance of the Discovery Shares or Warrants pursuant to this Agreement, nor the issuance of the Warrant Shares upon Pearl’s exercise of the Warrants are subject to the preemptive or other similar rights of any securityholder of Discovery.

SECTION 5.02. Private Placement. Assuming the accuracy of the representations and warranties made by Pearl in Section 7.06 hereof, no registration of the Discovery Shares or Warrants under the Securities Act is required in connection with the offer and sale of the Discovery Shares and Warrants by Discovery to Pearl in the manner contemplated by this Agreement.

SECTION 5.03. Absence of Manipulation. Discovery has not taken, nor will Discovery take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of Discovery to facilitate the sale or resale of the Discovery Shares, the Warrants or the Warrant Shares.

SECTION 5.04. Investment Company Act. Discovery is not required, and upon the issuance and sale of the Discovery Shares, Warrants and Warrant Shares as herein contemplated and the application of the net proceeds therefrom to the capital or any other accounts of Discovery will not be required, to register as an “investment company” under the Investment Company Act of 1940.

SECTION 5.05. Not a Real Property Holding Company. Discovery is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF OYSTER TO DISCOVERY RELATING TO OYSTER

Oyster hereby represents and warrants to Discovery, as of the date hereof and as of the Closing, as follows:

SECTION 6.01. Due Organization of Oyster. Oyster has been duly organized and is validly existing under the laws of the jurisdiction of its formation, and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

SECTION 6.02. Authorization of Agreements; Enforceability. This Agreement and each Ancillary Agreement to which it is a party, the performance by Oyster of its obligations hereunder and thereunder, and the consummation by Oyster of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Oyster. This Agreement and each Ancillary Agreement to which it is a party has been validly executed and delivered by Oyster and constitutes valid and binding obligations of Oyster, enforceable against Oyster in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

SECTION 6.03. Absence of Conflicts. The execution and delivery by Oyster of this Agreement and each Ancillary Agreement to which it is a party, the compliance by Oyster with all the provisions hereof and thereof, the performance by Oyster of all of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or constitute a breach of any of the terms or provisions of the partnership agreement or other constituent documents of Oyster; or (ii) materially violate or conflict with any Law applicable to Oyster.

SECTION 6.04. Absence of Proceedings. To the knowledge of Oyster, there is no Action before or brought by any Governmental Authority now pending against or affecting Oyster which could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement and each Ancillary Agreement to which it is a party or the performance by Oyster of its obligations hereunder or thereunder.

SECTION 6.05. Absence of Further Requirements. To the knowledge of Oyster, the execution, delivery and performance by Oyster of this Agreement and each Ancillary Agreement to which it is a party and the compliance by Oyster with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby do not and will not require any further Authorization, except such as have been previously obtained and will be in full force and effect as of the Closing.

SECTION 6.06. Investment Representations. (a) Oyster acknowledges and understands that (i) the Class A Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes have not been and will not be registered under the Securities Act or under any state securities Laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) such exemptions depend in part upon, and such Class A Ordinary Shares, the Class A Preferred Shares, Class B Preferred Shares and the FoundryCo Convertible Notes are being sold in reliance on, the representations and warranties set forth in this Agreement, (iii) Oyster may have to bear the economic risk of its investment in the Class A Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes for an indefinite period of time because the Class A Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities Laws or unless an exemption from such registration is available, and (iv) a restrictive legend evidencing these restrictions shall be placed on all certificates evidencing the Class A Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes.

(b) Oyster is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Class A Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes. Oyster been provided an opportunity to ask questions of and receive answers from representatives of Discovery concerning the terms and conditions of this Agreement and the purchase of the Class A Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes contemplated hereby.

(c) Oyster is acquiring the Class A Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the FoundryCo Convertible Notes for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof that would be prohibited by Law.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PEARL TO DISCOVERY RELATING TO PEARL

As an inducement to Discovery to enter into this Agreement, Pearl hereby represents and warrants to Discovery, as of the date hereof and as of the Closing, as follows:

SECTION 7.01. Due Organization of Pearl. Pearl has been duly organized and is validly existing under the laws of the jurisdiction of its formation, and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

SECTION 7.02. Authorization of Agreements; Enforceability. This Agreement and each Ancillary Agreement to which it is a party, the performance by Pearl of its obligations hereunder and thereunder, and the consummation by Pearl of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Pearl. This Agreement and each Ancillary Agreement to which it is a party has been validly executed and delivered by Pearl and constitutes valid and binding obligations of Pearl, enforceable against Pearl in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

SECTION 7.03. Absence of Conflicts. The execution and delivery by Pearl of this Agreement and each Ancillary Agreement to which it is a party, the compliance by Pearl with all the provisions hereof and thereof, the performance by Pearl of all of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or constitute a breach of any of the terms or provisions of the partnership agreement or other constituent documents of Pearl; or (ii) materially violate or conflict with any Law applicable to Pearl.

SECTION 7.04. Absence of Proceedings. To the knowledge of Pearl, there is no Action before or brought by any Governmental Authority now pending against or affecting Pearl which could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement and each Ancillary Agreement to which it is a party or the performance by Pearl of its obligations hereunder or thereunder.

SECTION 7.05. Absence of Further Requirements. To the knowledge of Pearl, the execution, delivery and performance by Pearl of this Agreement and each Ancillary Agreement to which it is a party and the compliance by Pearl with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby do not and will not require any further Authorization, except such as have been previously obtained and will be in full force and effect as of the Closing.

SECTION 7.06. Investment Representations. (a) Pearl acknowledges and understands that (i) the Discovery Shares, the Warrants, and upon issuance, the Warrant Shares, have not been and will not be registered under the Securities Act or under any state securities Laws (other than in accordance with the resale registration rights provided for in the Registration Rights Agreement) and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) such exemptions depend in part upon, and such Discovery Shares, Warrants and Warrant Shares are being sold in reliance on, the representations and warranties set forth in this Agreement, (iii) Pearl may have to bear the economic risk of its investment in the Discovery Shares, Warrants and Warrant Shares for an indefinite period of time because the Discovery Shares, Warrants and Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities Laws or unless an exemption from such registration is available, and (iv) a restrictive legend evidencing these restrictions shall be placed on all certificates evidencing the Discovery Shares, Warrants and Warrant Shares.

(b) Pearl is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Discovery Shares, Warrants and Warrant Shares. Pearl has been provided an opportunity to ask questions of and receive answers from representatives of Discovery concerning the terms and conditions of this Agreement and the purchase of the Discovery Shares, Warrants and Warrant Shares contemplated hereby.

(c) Pearl is acquiring the Discovery Shares, Warrants and Warrant Shares for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof that would be prohibited by Law.

ARTICLE VIII

COVENANTS TO BE PERFORMED PRIOR TO CLOSING

SECTION 8.01. Conduct of Discovery Business Prior to the Closing. Discovery covenants and agrees that, between the date hereof and the time of the Closing, neither Discovery nor any of its Subsidiaries shall conduct its business relating to the operation and ownership of the FoundryCo Assets and the Assumed Liabilities and the Transferred FoundryCo Subsidiaries, other than in the ordinary course of business and consistent with Discovery’s and such Subsidiary’s prior practice, except for such conduct related to the anticipated separation of the FoundryCo Assets and the Assumed Liabilities and the Transferred FoundryCo Subsidiaries from Discovery and its Subsidiaries and as otherwise contemplated by the terms of this Agreement and the Ancillary Agreements. In addition to and without limiting the generality of the foregoing, Discovery covenants and agrees that between the date hereof and the time of the Closing, without the prior written consent of Oyster, except as set forth in Section 8.01 of the Disclosure Schedule, neither Discovery nor any Transferred FoundryCo Subsidiary shall:

(a) adopt or propose any change in its charter or by-laws;

(b) merge or consolidate with, or sell a substantial portion of its assets to, any other Person except in compliance with the requirements of Section 8.09 hereof;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for the repurchase of shares of Discovery Common Stock issued to employees of Discovery or its Subsidiaries or the cancellation of Stock Options in the ordinary course of business, consistent with past practice under the applicable Plans;

(e) except with respect to assets and liabilities that constitute Excluded Assets and Excluded Liabilities, (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (ii) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except as set forth in the Bridge Funding Agreement, or grant any security interest in any of its assets, other than in the ordinary course of business and consistent with past practice; (iii) enter into any Material Discovery Contract other than in the ordinary course of business and consistent with past practice; (iv) authorize any capital expenditure related to the FoundryCo Assets in excess of ten million dollars ($10,000,000) or other expenditure except expenditures contemplated by the Bridge Funding Agreement; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 8.01(e);

(f) except as required by applicable Law, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures relating to the FoundryCo Assets and the Assumed Liabilities and the Transferred FoundryCo Subsidiaries;

(g) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) that constitutes an Assumed Liability, other than in the ordinary course of business and consistent with past practice;

(h) with respect to the FoundryCo Assets and the Assumed Liabilities and the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities, take any action to:

(i)	modify purchasing policies, intracompany pricing policies or other business practices with Discovery or any of the Remaining Discovery Subsidiaries;

(ii)	materially shorten or lengthen customary payment cycles for any payables or receivables, including intercompany payments made with Discovery or any of the Remaining Discovery Subsidiaries;

(iii)	terminate or modify any policies or binders of insurance;

(iv)	let lapse or fail to exercise any rights of renewal pursuant to the terms of any leases or subleases which by their terms would otherwise expire;

(v)	do any of the things specified in Sections 4.09(a) through 4.09(e) and Sections 4.09(h) through 4.09(p) inclusive; or

(vi)	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(i) sell, lease, license or otherwise dispose of any material assets or property that constitute, FoundryCo Assets, except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business consistent with past practice (provided that the entering into of licenses or covenants not to sue in respect of Patents, other than in the context of product sales to customers or product development efforts or similar business arrangements, is not considered ordinary course of business), and (iii) sales of equipment for the production of 200mm wafers; provided, however, in the event that prior to the Closing, Discovery settles any Claim or Action proceeding in process as of the date hereof, or is in negotiation to enter into any Patent cross license at the time of the date hereof, then Discovery may as part of such settlement of an existing Claim, or as part of the resolution of an existing negotiation, grant the counterparty (including any applicable Subsidiaries and Affiliates of such counterparty) a non-exclusive, non-sublicensable, non-transferable portfolio license under and to all of Discovery’s Patents, and no consent from the parties hereto shall be required so long as Discovery (a) does not bind FoundryCo to any restrictions, obligations or encumbrances other than granting a non-exclusive license in accordance with this Section 8.01(i), and (b) obtains a Patent license for FoundryCo under which (i) FoundryCo will obtain a foundry license under or to the same Patents that Discovery licenses from the counterparty, (ii) FoundryCo will not be obligated to pay any royalties or fees to such counterparty if Discovery is not paying the same royalties or fees, and (iii) the scope of the license to FoundryCo will not be dependent on FoundryCo remaining affiliated with Discovery;

(j) issue or sell any equity securities or other securities convertible into or exchangeable for equity securities, other than (i) grants or sales of Discovery Common Stock, restricted stock units, or options to purchase Discovery Common Stock pursuant to the Stock Option Plans in the ordinary course of business consistent with past practice to persons other than the employees who will receive offers to become Transferred Employees pursuant to Section 10.01, (ii) shares of Discovery Common Stock issued upon exercise or vesting of employee stock options or restricted stock units that are described in the Discovery SEC Documents and are outstanding on the date hereof or upon exercise or vesting of employee stock options granted in compliance with clause (i) above and with Section 3.09, or (iii) shares of Discovery Common Stock issued upon conversion of any convertible securities outstanding as of the date hereof and described in the Discovery SEC Documents or issued in compliance with this Section 8.01 or (iv) sales of Discovery Common Stock or debt securities convertible into or exchangeable for Discovery Common Stock in underwritten public offerings or in Rule 144A transactions in a manner consistent with Discovery’s past practice for these offerings, which manner shall include sales to multiple buyers, none of which acquire in such offering the equivalent, on a fully diluted, as-converted basis, more than four-point-nine percent (4.9%) of the outstanding voting securities of Discovery;

(k) except as required by applicable Law, take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the consummation of the Closing;

(l) take any action that could constitute a material default under, a termination (other than a termination in accordance with the terms thereof) of, or a material breach of, any Material Discovery Contracts or Material FoundryCo Contracts;

(m) other than in the ordinary course of business, and as disclosed to Oyster and Pearl and consistent with Article X hereof, increase the compensation payable or to become payable or the benefits provided to the Transferred Employees (except as required by applicable Law or in accordance with the terms of a collective agreement or other similar agreement as in effect as of the date hereof), or, except in accordance with agreements existing as of the date hereof or as required by applicable Law, grant any severance or termination pay to, or enter into any employment or severance agreement with, any Transferred Employee (except for agreements entered into with new employees in the ordinary course of business consistent with past practice), or establish, adopt, enter into or amend any collective bargaining, collective agreement, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement covering or for the benefit of any Transferred Employee; or

(n) agree or commit to do any of the foregoing.

SECTION 8.02. Organization of FoundryCo; Capital Structure. (a) Discovery shall form FoundryCo and its applicable Subsidiaries and shall take, or cause to be taken, all appropriate action to incorporate, capitalize and organize FoundryCo and its Subsidiaries such that, upon Closing, FoundryCo and its applicable Subsidiaries shall have the legal power and authority to own or acquire the FoundryCo Assets and assume the Assumed Liabilities as contemplated by the Transaction Documents.

(b) Discovery shall cause FoundryCo to file the Memorandum and Articles of Association with the Registrar of Companies in the Cayman Islands, which Memorandum and Articles of Association shall be in effect at the Closing, and Discovery shall take all other appropriate action such that, upon Closing, the consolidated FoundryCo capitalization will be as set forth on the FoundryCo Capitalization Table.

(c) Discovery shall, prior to Closing, cause FoundryCo to authorize the issue of Class A Ordinary Shares, Class A Preferred Shares and Class B Preferred Shares on the terms set forth in the Memorandum and Articles of Association and authorize the issuance and sale of the FoundryCo Convertible Notes on the terms set forth herein and therein.

SECTION 8.03. FoundryCo Executive Committee. Discovery and Oyster each agree to designate two (2) representatives to serve on a committee to advise FoundryCo on issues related to FoundryCo’s preparation to be ready to commence business at the Closing. The committee members shall be indemnified from liability prior to Closing by Discovery for the Discovery designees, and by Oyster for the Oyster designees, and following Closing, by FoundryCo to the maximum extent permissible by applicable Law, and shall enter into agreements with FoundryCo with respect to indemnification and the advancement of expenses on customary terms.

SECTION 8.04. Preparation of Carve Out Financial Statements. As soon as practicable after the date hereof, Discovery shall prepare and will request Ernst & Young LLP to audit the Carve Out Financial Statements, and shall deliver the audited Carve Out Financial Statements to Oyster and Pearl at least ten (10) days prior to the Closing Date.

SECTION 8.05. Access to Information. From the date hereof until the Closing, upon reasonable notice, Discovery shall cause its officers, directors, and employees, and shall use its commercially reasonable efforts to cause its agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Oyster and Pearl who are subject to an appropriate confidentiality agreement reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of Discovery relating to the FoundryCo Assets and the Assumed Liabilities and the Transferred FoundryCo Subsidiaries, including access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment, and to those officers, directors, employees, agents, accountants and counsel of Discovery who have any knowledge relating to the FoundryCo Assets and the Assumed Liabilities or the Transferred FoundryCo Subsidiaries and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of Oyster and Pearl who are subject to an appropriate confidentiality agreement such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the FoundryCo Assets, the Assumed Liabilities and the Transferred FoundryCo Subsidiaries (or legible copies thereof) as Oyster or and Pearl may from time to time reasonably request.

SECTION 8.06. NYSE Required Approval

(a) Stockholders’ Meeting. Discovery, acting through its board of directors, shall, in accordance with applicable Law and Discovery’s charter and by-laws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the date hereof (the “Stockholders’ Meeting”) for the purposes of voting on the NYSE

Required Approval, and (ii) (A) include in the Proxy Statement, and not subsequently withdraw or modify the unanimous recommendation of the board of directors that the stockholders of Discovery approve and adopt the NYSE Required Approval, and (B) use its commercially reasonable efforts to obtain such approval and adoption.

(b) Proxy Statement. Promptly following the date hereof, Discovery shall file with the SEC under the Exchange Act a proxy statement (the “Proxy Statement”) soliciting proxies to take action on the NYSE Required Approval at the Stockholders Meeting, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Pearl and Discovery shall cooperate with each other in the preparation of the Proxy Statement, and Discovery shall notify Pearl of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Pearl promptly copies of all correspondence between Discovery or any representative of Discovery and the SEC with respect thereto. Discovery shall give Pearl and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to Persons entitled to vote at the Stockholders’ Meeting, and shall give Pearl and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Discovery and Pearl agree to use their commercially reasonable efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed at the earliest practicable time to the Persons entitled to vote at the Stockholders’ Meeting.

SECTION 8.07. Authorizations; Notices and Consents. (a) Discovery, Oyster and Pearl shall use their commercially reasonable efforts and shall cooperate fully in promptly seeking to obtain all Required Authorizations.

(b) Discovery shall promptly give all required notices to third parties and otherwise use its commercially reasonable efforts to obtain the Required Consents and such other third party consents and estoppel certificates as Oyster may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) Oyster and Pearl shall cooperate and use their commercially reasonable efforts to assist Discovery in seeking to obtain all Required Authorizations and Required Consents, and such other third party consents and estoppel certificates; provided, however, that neither Oyster nor Pearl shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Oyster or Pearl, in their reasonable sole discretion, may deem adverse to their respective interests or which Oyster or Pearl, after consultation with FoundryCo’s management, may deem adverse to the interests of FoundryCo.

(d) Each Party agrees to engage in commercially reasonable efforts to secure CFIUS Clearance. Such efforts shall include, to the extent necessary, the execution of Mitigation Agreements containing any terms customarily included in such Mitigation Agreements; provided, however, that no Party shall be required to enter into any agreement that:

(i) requires Pearl to hold its ownership interests in Discovery indirectly, such as through proxy holders or in a voting trust; (ii) materially interferes with Oyster’s ability to participate in the management of FoundryCo pursuant to the terms of this Agreement or the Ancillary Agreements; (iii) requires Discovery or FoundryCo to dispose of any material portion of their respective businesses, operations, assets or product lines (or any combination thereof) other than any disposition that is contemplated in this Agreement or the Ancillary Agreements; or (iv) otherwise is reasonably likely to result in a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 8.08. Notice of Developments. Prior to the Closing, Discovery shall promptly notify Oyster and Pearl in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which have resulted in any misrepresentation or breach of a warranty or covenant of Discovery in this Agreement or which have had the effect of making any representation or warranty of Discovery in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the FoundryCo Assets or the Assumed Liabilities, the Transferred FoundryCo Subsidiaries or the business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Discovery Business, or, to the extent Discovery has knowledge, the Transferred FoundryCo JV Entities.

SECTION 8.09. No Solicitation. (a) Discovery agrees that between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with the provisions hereof, neither Discovery nor any of its Subsidiaries shall, nor shall Discovery or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

(i)	solicit, initiate or take any action to encourage the submission of any other proposals or offers from, or enter into any agreement with, any Third Person relating to an Alternative Transaction or a Discovery Change of Control Proposal;

(ii)	participate in any discussions, conversations, negotiations or other communications with a Third Person regarding, furnish to any other Third Person any material non-public information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Third Person to seek to do, any of the foregoing; or

(iii)	release any third party from, or waive any provision of, any standstill or similar agreement to which Discovery or any of its Subsidiaries is a party.

(b) Notwithstanding anything to the contrary in this Section 8.09, the board of directors of Discovery, directly or indirectly through advisors, agents or other intermediaries, may (i) participate in discussions, conversations, negotiations or other communications with a Third Person regarding, and furnish information to, a Third Person that has made, in writing, a bona fide Discovery Change of Control Proposal and (ii) enter into an agreement with any Third Person relating to a Discovery Change of Control Transaction, if, and only if the board of directors of Discovery has: (A) determined, in its good faith judgment after considering advice from its outside legal counsel, that failure to furnish such information or enter into such discussions or such agreement would be inconsistent with its fiduciary obligations to Discovery and its stockholders under applicable Law; (B) provided written notice to Oyster and Pearl of the identity of the Third Person making, and the material terms of any such proposal, and of Discovery’s intent to furnish information or enter into discussions with such Third Person at least three (3) Business Days prior to taking any such action; (C) obtained from such Third Person an executed confidentiality agreement on customary terms (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting Discovery from satisfying its obligations under this Agreement); and (D) promptly provided to Oyster and Pearl any non-public information concerning Discovery or any of its Subsidiaries provided to any such Third Person which was not previously provided to Oyster and Pearl. Discovery shall keep Oyster and Pearl informed on a prompt basis of any material changes in the terms or status of any Discovery Change of Control Proposal.

SECTION 8.10. Discovery Indebtedness. Discovery shall use its commercially reasonable efforts to ensure that (i) the transactions contemplated by this Agreement and the Ancillary Agreements do not constitute an event or events of default under the Term Loan Facility Agreement or other Indebtedness of Discovery, and (ii) to the extent the transactions contemplated under this Agreement and the Ancillary Agreements may constitute an event or events of default under the Term Loan Facility Agreement or other Indebtedness of Discovery, to secure the necessary waivers or consents of the lenders thereunder, or their agents, as necessary to ensure that no event or events of default shall occur or continue unremedied as of the Closing.

SECTION 8.11. Bulk Transfer Laws. Prior to the Closing, Discovery shall comply with the requirements of all applicable bulk sale, bulk transfer or similar laws in all jurisdictions.

SECTION 8.12. Related Party Transactions. Prior to the Closing, Discovery shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 4.13(a)(ix) of the Disclosure Schedule to be terminated or otherwise addressed in a manner satisfactory to Oyster.

SECTION 8.13. Conveyance Taxes. Notwithstanding any provision of this Agreement to the contrary, all Conveyance Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid either by Discovery or on behalf of Discovery by FoundryCo, with a corresponding adjustment pursuant to Section 2.08(d). The Parties shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of Laws related to Conveyance Taxes.

SECTION 8.14. Further Action. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

SECTION 8.15. Risk of Loss. (a) Discovery assumes the risk of loss or damage by fire or other casualty to any Owned Real Property, any Leased Real Property or any Tangible Personal Property prior to the Closing. In the event that any Owned Real Property or Leased Real Property shall suffer any material fire, casualty or injury prior to the Closing, Discovery agrees to (i) repair the damage at its sole cost and expense before the date set for delivery of the instrument of transfer or assignment, as applicable, hereunder, or (ii) make an appropriate reduction in the Purchase Price based on a reasonable approximation of the cost of such repair as agreed by the Parties, or (iii) assign to FoundryCo the proceeds of any insurances covering such fire, casualty or injury, provided that any deficiency in such proceeds shall result in an appropriate reduction in the Purchase Price based on a reasonable approximation of the cost of such repair as agreed by the Parties or, in the event the Parties cannot agree on the amount of such deficiency or reduction, an adjustment in the Purchase Price pursuant to Section 2.08. Notwithstanding the foregoing, no mitigation of any casualty loss to any Owned Real Property, any Leased Real Property or any Tangible Personal Property before delivery of the applicable instrument of transfer or assignment shall limit the ability of Pearl or Oyster to pursue any remedies under this Agreement to the extent that such casualty loss would cause Discovery to be in breach of any representation, warranty or covenant under this Agreement or to the extent that any such casualty loss would otherwise cause the failure of any condition to the obligations of Pearl or Oyster to consummate the transactions contemplated by this Agreement.

(b) The risk of loss or damage to the Owned Real Property or the Leased Real Property by condemnation prior to the Closing is assumed by Discovery. In the event any condemnation proceeding is commenced prior to the Closing, Discovery shall assign to FoundryCo at the Closing all of Discovery’s right, title and interest in and to all awards made in respect of such condemnation and shall pay over to FoundryCo all amounts theretofore received by Discovery in connection with such condemnation.

ARTICLE IX

POST-CLOSING COVENANTS

SECTION 9.01. Pearl Director Designee. For so long as Pearl and its Permitted Transferees beneficially own, in the aggregate, at least ten percent (10%) of the outstanding shares of Discovery Common Stock, it is the intention of the Parties that Pearl shall have the right to designate a representative (the “Pearl Director Designee”) to the board of directors of Discovery. Discovery shall, upon Pearl’s request, cause the Pearl Director Designee to be promptly appointed or elected to the board of directors of Discovery including, if necessary, by amending its by-laws to increase the number of authorized directors, or securing the resignation of an incumbent director as necessary to enable the Pearl Director Designee to be elected or appointed by the board of directors of Discovery to the vacant seat created thereby. For so long as Pearl shall have the right to designate the Pearl Director Designee pursuant to this Section 9.01, Discovery shall, subject to applicable Law, cause the board of directors of Discovery (or a nominating committee thereof) to nominate the Pearl Director Designee to stand for election at any meeting of the stockholders (or pursuant to the solicitation of written consents in lieu thereof) of Discovery at which the seat available for or held by the Pearl Director Designee is up for election at such meeting (or is the subject of such solicitation for action by written consent of the stockholders of Discovery). Discovery shall, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take all actions required pursuant to Section 14(f) and Rule 14f-1 as is necessary to enable the Pearl Director Designee to be elected to the board of directors of Discovery. The provisions of this Section 9.01 are in addition to and shall not limit any rights that Pearl or any of its Permitted Transferees may have as a holder or beneficial owner of Discovery Common Stock as a matter of Law with respect to the election of directors or otherwise.

SECTION 9.02. Access to Information. (a) For a period of ten (10) years after the Closing, the Parties shall cause FoundryCo to, and FoundryCo shall, (i) retain the books and records relating to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of Discovery and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Discovery and Oyster reasonable access (including the right to make, at the requesting Party’s expense, photocopies), during normal business hours, to such books and records, including employment records.

(b) For a period of ten years following the Closing, Discovery shall (i) retain the books and records including electronic data (e.g. relevant financial data in the ERP system) of Discovery which relate to the FoundryCo Assets and the Assumed Liabilities, the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities and their operations for periods prior to the Closing and which shall not otherwise have been delivered to FoundryCo and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of FoundryCo and Oyster reasonable access (including access to electronic data and including the right to make photocopies, at the requesting Party’s expense), during normal business hours, to such books and records, including employment records.

SECTION 9.03. Further Assurances. (a) Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all the things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

(b) Without limiting the generality of the provisions of Section 9.03(a), Discovery agrees that, in the event that any consent, approval or authorization necessary or desirable to preserve for the benefit of FoundryCo any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Discovery or any Subsidiary is a party is not obtained prior to the Closing, Discovery shall, subsequent to the Closing, cooperate with FoundryCo in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Discovery shall use its commercially reasonable efforts to provide FoundryCo with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if Discovery provides such rights and benefits, FoundryCo, as the case may be, shall assume the obligations and burdens thereunder.

SECTION 9.04. Authorization for Listing. Upon issuance of the Discovery Shares and the Warrant Shares, Discovery shall file a notice of issuance to cause the Discovery Shares and the Warrant Shares to be listed on the New York Stock Exchange.

SECTION 9.05. Standstill. Oyster and Pearl agree that from the date hereof until the earlier of (a) the fifth (5th) anniversary of the Closing Date, or (b) such time as Oyster and Pearl, together with their respective Affiliates and Permitted Transferees, beneficially own in the aggregate less than ten percent (10%) of the outstanding voting securities of Discovery, neither Oyster, Pearl, nor their respective Affiliates or Permitted Transferees shall, except as expressly contemplated by this Agreement or unless specifically invited in writing by the board of directors of Discovery, in any manner, directly or indirectly:

(i)	acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership as defined in Rule 13d-3 under the Exchange Act of any securities of Discovery or ownership of any material assets, indebtedness or business of Discovery, including, in each case, any rights or options to acquire such ownership (including from any third person), if such direct or indirect acquisition would cause Oyster and Pearl, together with their respective Affiliates and Permitted Transferees, to beneficially own more than twenty-two-and-one-half percent (22.5%) of the outstanding voting securities of Discovery;

(ii)	initiate, or induce or attempt to induce any other Third Person to initiate, any shareholder proposal or tender offer for any securities of Discovery, any change of control of Discovery or the convening of a shareholders’ meeting of Discovery;

(iii)	effect or seek any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Discovery;

(iv)

seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of Discovery, or seek or obtain representation on the board of directors of Discovery other than as expressly contemplated by the Transaction Documents, in each case, (A) by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), (B) by seeking to influence, advise or direct the vote of any holder of voting securities of Discovery, or (C) by publicly making a request of, or announcement with respect to, Discovery (or its representatives);

(v)	make any public disclosure, or take any action (including making any non-public communication to Discovery) which would be reasonably likely to require Discovery to make any public disclosure, with respect to any of the matters set forth in paragraphs (i), (ii) or (iii) of this Section;

(vi)	contact, or enter into any discussions or arrangements with, any Third Person who has filed, or will, within ten (10) days thereafter, be required to file, a statement containing the information required by Rule 13d-1 under the Exchange Act, concerning any of the matters set forth in this Section 9.05; or

(vii)	advise, assist or encourage any other Persons in connection with any of the foregoing.

Oyster and Pearl also agree during such period not to request that Discovery or any of its representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence), provided, that either Oyster or Pearl may ask Discovery whether it would wish to entertain a proposal for the acquisition of Discovery, but may not make such a proposal absent Discovery’s affirmative response to such question. Nothing in this Section 9.05 shall prohibit or prevent Oyster, Pearl or any of their respective Affiliates and Permitted Transferees from voting any securities at their sole discretion on matters submitted to the stockholders of Discovery for a vote, or from voting in favor of, or tendering any Discovery securities held by any of them into, any extraordinary transaction involving Discovery or a substantial portion of its securities or assets.

SECTION 9.06. Restrictions on Resale of Discovery Shares. From and after the Closing Date, until such time as Pearl (together with any Permitted Transferees to whom Pearl has transferred beneficial ownership of Discovery Common Stock) shall beneficially own (within the meaning of the Exchange Act), in the aggregate, less than ten percent (10%) of the Discovery Common Stock then outstanding, regardless of whether Pearl is an “affiliate” of Discovery (as defined in Rule 144(a)(1), promulgated by the SEC under the Securities Act), Pearl and such Permitted Transferees may only resell shares of Discovery Common Stock (i) in connection with a bona fide pledge or other hypothecation or transfer in connection with a financing transaction secured by a pledge of Pearl’s Discovery Common Stock, (ii) by means of an underwritten public offering pursuant to an effective registration statement under the Securities Act, or (iii) pursuant to Rule 144. Notwithstanding the foregoing, Pearl or its Permitted Transferees may sell or transfer, including transfer by operation of law, shares of Discovery Common Stock to any Permitted Transferee. Pearl shall provide Discovery with notice of such sale or transfer, and upon such sale or transfer, any such Permitted Transferee shall be bound by the provisions of this Section 9.06 and shall provide a written agreement or undertaking to such effect, in form and substance reasonably satisfactory to Discovery.

SECTION 9.07. Confidentiality of Proprietary Information. (a) Each Party (i) shall, and shall cause its officers, directors, employees, attorneys, accountants, auditors and agents, to the extent such Persons have received any Confidential Information (as defined herein) (collectively “Representatives”) and its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence any and all confidential information relating to FoundryCo, any other Party, or any of their respective Subsidiaries that is proprietary to FoundryCo, any other Party, or any of their respective Subsidiaries as applicable, or otherwise not available to the general public, including information about properties, employees, finances, businesses and operations of FoundryCo, any other Party, or any of their respective Subsidiaries and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Party (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives, not to disclose, Confidential Information to any Person other than to another Party, FoundryCo and their respective Subsidiaries (including the agents, employees and attorneys thereof and the members of the board of directors of FoundryCo), except only to the extent such disclosure is required by applicable Law, or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Party (or any Affiliate thereof) are listed or traded) in which event the Party making such disclosure or whose Affiliates or Representatives are making such disclosure shall so notify the other Parties as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information if reasonably requested.

(b) Notwithstanding Section 9.07(a):

(i)	Any Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its lenders, provided, however, that in each such case each such Person is bound by a legal duty to or otherwise agrees to keep such Confidential Information confidential in the manner set forth in this Section 9.07.

(ii)	The provisions of this Section 9.07 shall not apply to, and Confidential Information shall not include:

(A)	any information that is or has become generally available to the public other than as a result of a disclosure by any Party or any Affiliate or Representative thereof in breach of any of the provisions of this Section 9.07;

(B)	any information that has been independently developed by such Party (or any Affiliate thereof) without violating any of the provisions of this Agreement or any other similar contract to which such Party, or any Affiliate thereof or their respective Representatives, is bound;

(C)	any information made available to such Party (or any Affiliate thereof), on a non-confidential basis by any third party who is not prohibited from disclosing such information to such Party by a legal, contractual or fiduciary obligation to any other Party or any of its Representatives; or

(D)	any information already possessed by such Party (or any Affiliate thereof) and not obtained pursuant or subject to a confidentiality agreement.

(c) Except as otherwise provided for in this Section 9.07, Confidential Information received hereunder shall be used by each Party and its Affiliates solely for use in connection with such Party’s investment in FoundryCo and with respect to FoundryCo and its Subsidiaries.

(d) The obligations of each of Oyster and Discovery under this Section 9.07 shall survive for as long as such Party remains a shareholder of FoundryCo, and for two (2) years after such Party ceases to be a shareholder of FoundryCo, notwithstanding such Party’s ceasing to be a shareholder of FoundryCo or any Person ceasing to be an Affiliate of such Party. The obligations of Pearl under this Section 9.07 shall survive for as long as the obligations of Oyster survive hereunder.

SECTION 9.08. Settlement of Claims by Discovery. From and after the date hereof, Discovery shall not settle, or make any binding offer to settle, any material Claim or Action related to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities, including Claims or Actions related to Excluded Liabilities, unless such settlement would not result in any Encumbrances or Liabilities on any of the FoundryCo Assets, or on any member of the FoundryCo Group or any Encumbrance on the conduct of the business of the FoundryCo Group as proposed to be conducted by this Agreement, the Ancillary Agreements or the FoundryCo Business Plan, or include any acknowledgment of validity or invalidity, enforceability or lack thereof, infringement or lack thereof, or interpretation of any claim with regard to any of the Intellectual Property related to such Claim or Action. Except as otherwise prohibited by applicable law, Discovery agrees to (i) promptly notify FoundryCo when it engages in settlement discussions with respect to any such Claims or Actions, and (ii) keep FoundryCo regularly apprised with respect to any such settlement discussions. The provisions of this Section shall apply to any antitrust or unfair competition Claims or Actions by Discovery against or involving Intel Corporation (including its Affiliates), and notwithstanding herein to the contrary, any such Claim or Action involving Intel Corporation may not be settled without the prior, written consent of FoundryCo, which consent shall not be unreasonably withheld.

SECTION 9.09. German Registration. Discovery and FoundryCo shall enter FoundryCo as the limited partners in the commercial registers of AMTC and BAC as promptly as practicable after the Closing Date.

SECTION 9.10. Repayment of Subsidies. After the Closing, FoundryCo will use its commercially reasonable efforts (i) to take such actions as may be required to avoid, and (ii) not to take any actions that would result in, the repayment of investment grants and subsidies received by Discovery or any of its Subsidiaries prior to the Closing.

ARTICLE X

EMPLOYEE MATTERS

SECTION 10.01. Offers and Transfers of Employment.

(a) Transferred Employees in the United States. At least thirty (30) days prior to the Closing Date (or such lesser time as may be appropriate for employees who are hired or return from a leave of absence within thirty (30) days of the Closing Date or as Discovery and FoundryCo may otherwise agree), FoundryCo shall extend, or shall cause its applicable Subsidiaries to extend an offer of employment to each Transferred Employee providing services in the United States listed on Section 10.01(a) of the Disclosure Schedule (the “U.S. Transferred Employees”), which schedule may be updated from time to time as may reasonably be agreed by the parties. Effective as of the Closing Date, FoundryCo shall hire, or shall cause its applicable Subsidiaries to hire each U.S. Transferred Employee who timely accepts the offer of employment extended by FoundryCo.

(b) Transferred Employees Outside of the United States. (A) Effective as of the Closing Date, FoundryCo agrees to employ in the particular jurisdiction, or cause its applicable Subsidiaries to employ, (A) each Transferred Employee providing services outside of the United States listed Section 10.01(b) of the Disclosure Schedule who accepts an offer of employment from FoundryCo and (B) each Transferred Employee providing services outside of the United States listed on Section 10.01(b) of the Disclosure Schedule, which schedule may be updated from time to time as may reasonably be agreed by the parties (together with the Transferred Employees referenced in clause (A), the “Non-U.S. Transferred Employees”), who becomes employed by FoundryCo pursuant to applicable Law, applicable transfer Laws, including the European Union Acquired Rights Directive (as amended and as implemented from country to country from time to time) (such transfer laws and regulations, collectively, the “Transfer Laws”). Discovery and FoundryCo further agree to fully and timely cooperate in the transition activities and also to comply (and cause their applicable Subsidiaries to comply) with the Transfer Laws, which cooperation may include the execution of further agreements between appropriate Subsidiaries of Discovery and FoundryCo on a country by country basis.

SECTION 10.02. Transferred Employees. To the greatest extent permitted by applicable Law, FoundryCo shall provide service credit for all periods of service by the U.S. Transferred Employees and Non-U.S. Transferred Employee who accept an offer of employment with, or whose employment otherwise transfers to, FoundryCo (collectively, the “Transferred Employees”) under FoundryCo’s employee policies and plans except to the extent such service credit would result in the duplication of benefit accrual for the same period of service. FoundryCo shall be responsible for all Liabilities, salaries, benefits and similar employer obligations that arise after Closing under FoundryCo’s compensation and benefit plans and policies for all Transferred Employees. Except as may otherwise be agreed in writing among the

Parties, FoundryCo shall be responsible for liabilities with respect to the termination of employment of any Transferred Employees by FoundryCo after the Closing, including health care continuation coverage with respect to plans established or maintained by FoundryCo after the Closing to the extent that the Transferred Employees participate therein, and damages or settlements arising out of any Claims of wrongful, constructive or illegal termination or dismissal by FoundryCo following the Closing, and for complying with the requirements of all applicable Laws with respect to any such termination by FoundryCo after the Closing.

SECTION 10.03. Equity Awards Held by Transferred Employees

(a) Options. Each Transferred Employee who holds an unvested Stock Option that is issued and outstanding as of the Closing (each, a “Transferred Employee Stock Option”), shall, to the extent permitted by applicable Law be entitled to be paid by FoundryCo, with respect to each Transferred Employee Stock Option, an amount in cash equal to the (i) the excess, if any, of the closing price for a share of Discovery Common Stock on the Business Day immediately prior to the Closing over the applicable per share exercise price of such Transferred Employee Stock Option, or, (ii) if there shall be no such excess, the binomial value of such Stock Option (as determined by FoundryCo in good faith ), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local tax Law with respect to the making of such payment. FoundryCo shall pay the Transferred Employees who hold such Transferred Employee Stock Options the cash payments described in this Section 10.03(a) within ninety (90) days following the Closing (or if such day is not a Business Day, the next Business Day that follows thereafter), but in no event later than December 31 of the year in which the Closing occurs, subject to the Transferred Employee remaining in the continuous employ of FoundryCo through the payment date.

(b) Restricted Stock Units. Each Transferred Employee who holds, immediately prior to the Closing, an unvested restricted stock unit granted under the Stock Option Plans that is cancelled or expires in accordance with its terms at or immediately after the Closing (each, a “Transferred Employee RSU”), shall, to the extent permitted by applicable Law, be entitled to be paid by FoundryCo, with respect to each Transferred Employee RSU, an amount in cash equal to the closing price for a share of Discovery Common Stock on the Business Day immediately prior to the Closing, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local tax Law with respect to the making of such payment. FoundryCo shall pay the Transferred Employees who hold such Transferred Employee RSUs the cash payments described in this Section 10.03(b) within ninety (90) days following the Closing (or if such day is not a Business Day, the next Business Day that follows thereafter), but in no event later than December 31 of the year in which the Closing occurs, subject to the Transferred Employee remaining in the continuous employ of FoundryCo through the payment date.

ARTICLE XI

CONDITIONS TO CLOSING

SECTION 11.01. Conditions to Obligations of Discovery. The obligations of Discovery to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Discovery, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants.

(i)	The representations and warranties of Oyster and Pearl (x) that are not qualified by “materiality” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made at the Closing and (y) that are qualified by “materiality” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made at the Closing and except, in all cases, for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate (when considered together with all breaches of any covenants and agreements of Oyster and Pearl to have been complied with on or before the Closing, and the failure of any other conditions in this Section 11.01, and together with all other events that have occurred or shall be reasonably likely to occur), a Material Adverse Effect;

(ii)	the covenants and agreements contained in this Agreement and any Ancillary Agreements to be complied with by Oyster or Pearl on or before the Closing shall have been complied with in all material respects; except for such failures in compliance of covenants that would not have, individually or in the aggregate (when considered together with all misrepresentations or breaches of warranties of Oyster or Pearl in this Agreement, and the failure of any other conditions in this Section 11.01, and together with all other events that have occurred or shall be reasonably likely to occur), a Material Adverse Effect; and

(iii)	each of Oyster and Pearl shall have delivered to Discovery at Closing the Oyster Discovery Closing Deliverables and the Pearl Discovery Closing Deliverables, respectively, and Oyster shall have delivered to FoundryCo at Closing the Oyster FoundryCo Closing Deliverables.

(b) Required Authorizations. All Required Authorizations shall have been obtained and shall remain in full force and effect; except for such failures to obtain such Required Authorizations that would not have, individually or in the aggregate, a Material Adverse Effect;

(c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Parties, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Discovery, is likely to render it impossible or unlawful to consummate such transactions or which is reasonably likely to have a Material Adverse Effect;

(d) Legal Opinions. Discovery shall have received from Shearman & Sterling LLP a legal opinion, addressed to Discovery and dated as of the Closing, substantially in the form of Exhibit Q, and from Maples and Calder a legal opinion, addressed to Discovery and dated as of the Closing, substantially in the form of Exhibit R; and

(e) NYSE Required Approval. The stockholders of Discovery shall have approved and adopted the NYSE Required Approval.

SECTION 11.02. Conditions to Obligations of Oyster. The obligations of Oyster to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Oyster, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants.

(i)	The representations and warranties of Discovery contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made at the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing and except in all cases, for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate (when considered together with all breaches of any covenants and agreements of Discovery to have been complied with on or before the Closing, and the failure of any other conditions in this Section 11.02, and together with all other events that have occurred or shall be reasonably likely to occur), a Material Adverse Effect;

(ii)

the covenants and agreements contained in this Agreement and any Ancillary Agreements to be complied with by Discovery on or before the Closing shall have been complied with in all material respects; except for such failures in compliance of covenants that would not have, individually or in the aggregate (when considered together with all misrepresentations or breaches of warranties of Discovery in this Agreement, and the failure of any other conditions in this Section 11.02, and together with all other events that have occurred or shall be reasonably likely to occur), a Material Adverse Effect; and

(iii)	Discovery shall have delivered to each of FoundryCo, Oyster and Pearl at Closing the Discovery FoundryCo Closing Deliverables, the Discovery Oyster Closing Deliverables and the Discovery Pearl Closing Deliverables, respectively;

(b) Required Authorizations and Required Consents. All Required Authorizations shall have been obtained and shall remain in full force and effect, and Discovery and FoundryCo shall have received, each in form and substance reasonably satisfactory to Oyster, all Required Consents, except for such failures to obtain such Required Authorizations and Required Consents that would not have, individually or in the aggregate, a Material Adverse Effect;

(c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Parties, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Oyster, is likely to render it impossible or unlawful to consummate such transactions or which is reasonably likely to have a Material Adverse Effect;

(d) Legal Opinions. Oyster shall have received: (i) from Latham & Watkins LLP a legal opinion, addressed to Oyster and dated as of the Closing, substantially in the form of Exhibit M; (ii) from the general counsel of Discovery, a legal opinion, addressed to Oyster and dated as of the Closing, substantially in the form of Exhibit N; (iii) from Richards, Layton & Finger a legal opinion, addressed to Oyster and dated as of the Closing, substantially in the form of Exhibit O; and (iv) from Walkers a legal opinion, addressed to Oyster and dated as of the Closing, substantially in the form of Exhibit P;

(e) IBM Agreement. The IBM Development and License Agreement shall remain in full force and effect as of the Closing and shall not have been amended in any way adverse to the rights of FoundryCo thereunder;

(f) No Discovery Change of Control Proposal. Discovery shall have confirmed to Pearl in writing that Discovery (i) shall not have received a Discovery Change of Control Proposal, and (ii) shall not have exercised its fiduciary duties pursuant to Section 8.09 to discuss a Discovery Change of Control Proposal with any Third Person, or, if Discovery has (x) received such Discovery Change of Control Proposal or (y) exercised its fiduciary duties pursuant to Section 8.09 to discuss such Discovery Change of Control Proposal with any Third Person, Discovery shall have confirmed to Pearl in writing that Discovery shall not have agreed to, or be in any discussions with, any Third Person with respect to a Discovery Change of Control Transaction and that any Third Person that has made a Discovery Change of Control Proposal shall have withdrawn it;

(g) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect; and

(h) Satisfaction of Pearl Conditions. All of the conditions to Pearl’s obligations to consummate the transactions contemplated by this Agreement shall have been fulfilled, or waived in writing by Pearl, at or prior to the Closing.

SECTION 11.03. Conditions to Obligations of Pearl. The obligations of Pearl to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Pearl, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants.

(i)	The representations and warranties of Discovery contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made at the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing and except, in all cases, for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate (when considered together with all breaches of any covenants and agreements of Discovery to have been complied with on or before the Closing, and the failure of any other conditions in this Section 11.03, and together with all other events that have occurred or shall be reasonably likely to occur), a Material Adverse Effect;

(ii)	the covenants and agreements contained in this Agreement and any Ancillary Agreements to be complied with by Discovery on or before the Closing shall have been complied with in all material respects; except for such failures in compliance of covenants that would not have, individually or in the aggregate (when considered together with all misrepresentations or breaches of warranties of Discovery in this Agreement, and the failure of any other conditions in this Section 11.03, and together with all other events that have occurred or shall be reasonably likely to occur), a Material Adverse Effect;

(iii)	Discovery shall have delivered to each of FoundryCo, Oyster and Pearl at Closing the Discovery FoundryCo Closing Deliverables, the Discovery Oyster Closing Deliverables and the Discovery Pearl Closing Deliverables, respectively; and

(iv)	FoundryCo shall have delivered to Discovery and Oyster the FoundryCo Discovery Closing Deliverables and the FoundryCo Oyster Closing Deliverables, respectively.

(b) Required Authorizations and Required Consents. All Required Authorizations shall have been obtained and shall remain in full force and effect, and Discovery and FoundryCo shall have received, each in form and substance reasonably satisfactory to Pearl, all Required Consents, except for such failures to obtain such Required Authorizations and Required Consents that would not have, individually or in the aggregate, a Material Adverse Effect;

(c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Parties, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Pearl, is likely to render it impossible or unlawful to consummate such transactions or which is reasonably likely to have a Material Adverse Effect;

(d) Legal Opinions. Pearl shall have received: (i) from Latham & Watkins LLP a legal opinion, addressed to Pearl and dated as of the Closing, substantially in the form of Exhibit M; (ii) from the general counsel of Discovery, a legal opinion, addressed to Pearl and dated as of the Closing, substantially in the form of Exhibit N; and (iii) and from Walkers a legal opinion, addressed to Pearl and dated as of the Closing, substantially in the form of Exhibit P;

(e) NYSE Required Approval. The stockholders of Discovery shall have approved and adopted the NYSE Required Approval;

(f) Pearl Director Designee. If requested by Pearl prior to Closing, the Pearl Directory Designee shall have been validly appointed or elected to the board of directors of Discovery, with such appointment or election effective upon Closing.

(g) No Discovery Change of Control Proposal. Discovery shall have confirmed to Pearl in writing that Discovery (i) shall not have received a Discovery Change of Control Proposal, and (ii) shall not have exercised its fiduciary duties pursuant to Section 8.09 to discuss a Discovery Change of Control Proposal with any Third Person, or, if Discovery has (x) received such Discovery Change of Control Proposal or (y) exercised its fiduciary duties pursuant to Section 8.09 to discuss such Discovery Change of Control Proposal with any Third Person, Discovery shall have confirmed to Pearl in writing that Discovery shall not have agreed to, or be in any discussions with, any Third Person with respect to a Discovery Change of Control Transaction and that any Third Person that has made a Discovery Change of Control Proposal shall have withdrawn it;

(h) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect; and

(i) Satisfaction of Oyster Conditions. All of the conditions to Oyster’s obligations to consummate the transactions contemplated by this Agreement shall have been fulfilled, or waived in writing by Oyster, at or prior to the Closing.

ARTICLE XII

SURVIVAL AND INDEMNIFICATION

SECTION 12.01. Survival of Representations and Warranties. (a) The representations and warranties of Discovery contained in Article IV of this Agreement, and the representations and warranties of Discovery contained in the Ancillary Agreements that relate to the FoundryCo Assets, the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities, shall survive the Closing until the second (2nd) anniversary of the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 4.01, 4.02, 4.03 and 4.04 shall survive indefinitely, (ii) the representations and warranties set forth in Sections 3.17, 3.20, 4.12, 4.18, 4.19 and 4.24 shall survive until one hundred twenty (120) days after the expiration of the relevant statute of limitations for any Claims or Liabilities related to such representations and warranties, and (iii) any Claim arising out of the fraudulent misrepresentation by Discovery shall survive until the expiration of the applicable statute of limitations. Neither the period of survival nor the liability of Discovery with respect to Discovery’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Oyster or FoundryCo. If written notice of a Claim has been given by Oyster or FoundryCo to Discovery prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such Claim, until such Claim has been finally resolved.

(b) Other than as provided in Section 12.01(a), the representations and warranties of Discovery contained in Article III and Article V of this Agreement, and the representations and warranties of Discovery contained in the Ancillary Agreements that relate to the Discovery Business other than the FoundryCo Assets, the Transferred FoundryCo Subsidiaries or the Transferred FoundryCo JV Entities, shall survive until the second (2nd) anniversary of the Closing; provided, however, that (i) the representations and warranties made by Discovery pursuant to Section 5.01 shall survive the Closing indefinitely, (ii) nothing set forth in this Agreement shall limit or preclude Pearl from enforcing any rights it may have pursuant to applicable securities Laws in connection with its purchase of the Discovery Shares, the Warrants or the Warrant Shares from Discovery, and (iii) nothing set forth in this Agreement shall limit or preclude Oyster from enforcing any rights it may have pursuant to applicable securities Laws in connection with its purchase of the Class A Preferred Shares, the Class B Preferred Shares, or the FoundryCo Convertible Notes from FoundryCo.

SECTION 12.02. Indemnification of Oyster and FoundryCo by Discovery. Oyster and FoundryCo and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each an “Oyster/FoundryCo Indemnified Party”) shall be indemnified and held harmless by Discovery for and against any and all Losses (any Loss by such Persons, an “Oyster/FoundryCo Loss”), arising out of or resulting from or suffered or incurred by reason of or in connection with:

(a) any misrepresentation or breach of warranty made by Discovery contained in the Transaction Documents (it being understood that, (i) for the purpose of determining whether any Oyster/FoundryCo Losses have arisen out of, or resulted from, or been suffered or occurred as a result of any misrepresentation or breach of any warranty by Discovery that is qualified by “Material Adverse Effect,” Discovery shall be deemed to have made such misrepresentation or breached such warranty if the representation or warranty is untrue or incorrect, regardless of whether such misrepresentation or breach has resulted in a Material Adverse Effect, and (ii) for the purpose of determining the amount of Losses attributable to any misrepresentation or breach, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(b) the breach of any covenant or agreement by Discovery contained in the Transaction Documents;

(c) any Third Party Claim to the extent arising out of any action, inaction, event, condition, liability or obligation of Discovery or any of its Subsidiaries and occurring or existing prior to the Closing;

(d) any Claims by Intel or its Affiliates related to or arising from (i) the Old Intel Agreement; (ii) the Intel Patent Cross License Agreement; (iii) any other agreements, written or otherwise, between Discovery and Intel; (iv) the entry by the Parties into, or the consummation of the transactions contemplated by, this Agreement or the Ancillary Agreements; or (v) patent infringement (or inducement of patent infringement) of the patents licensed by Intel under any of the agreements referenced in subsections (i) through (iv) above in respect of actions taken by or products manufactured and/or sold by FoundryCo while FoundryCo is a “Subsidiary” of Discovery (subject to Section 3.7 of the Intel Patent Cross License Agreement), as “Subsidiary” is defined in either the Old Intel Agreement or the Intel Patent Cross License Agreement, as applicable; for the avoidance of doubt, in the case of any of the foregoing clauses (i) through (v), whether the conduct, events or conditions giving rise to such Claims or resulting in such Losses occurred or existed either prior to or after the Closing;

(e) with respect to Claims that relate to conditions existing at any time period prior to the Closing (i) any Hazardous Material at, on, under, migrating to or from, or transported to or from the Luther Forest Site excluding any portion thereof that is included in the Malta Rocket Fuel Area, (ii) any Environmental Claim arising at any time that relates in any way to the Luther Forest Site excluding any portion thereof that is included in the Malta Rocket Fuel Area, or (iii) any noncompliance with or violation of any applicable Environmental Law or Environmental Permit relating in any way to the Luther Forest Site excluding any portion thereof that is included in the Malta Rocket Fuel Area, except, in each case, to the extent such Oyster/FoundryCo Losses result from the negligence or willful misconduct of FoundryCo;

(f) with respect to any Claims, whether such Claims relate to conditions that exist or arise prior to or after the Closing (i) any Hazardous Material at, on, under, migrating to or from, or transported to or from the Malta Rocket Fuel Area, (ii) any Environmental Claim arising at any time that relates in any way to the Malta Rocket Fuel Area, or (iii) any noncompliance with or violation of any applicable Environmental Law or Environmental Permit relating in any way to the Malta Rocket Fuel Area, except, in each case to the extent such Oyster/FoundryCo Losses result from the gross negligence or willful misconduct of FoundryCo;

(g) any amounts payable by FoundryCo under the AMTC/BAC Guarantees, notwithstanding the assignment to and the assumption of the AMTC/BAC Guarantees by FoundryCo;

(h) any amounts payable by FoundryCo or any of its Subsidiaries following the Closing for the repayment of investment grants and subsidies received by Discovery or any of its Subsidiaries prior to the Closing if such repayment obligations relate to (i) a failure by Discovery or any of its Subsidiaries to (A) make, prior to the Closing, capital expenditures required by such investment grants or subsidies or (B) extend the deadline for the making of such capital expenditures to a date that results in such repayment obligation being avoided, or (ii) the failure by Discovery or any of its Subsidiaries to maintain required fixed asset levels at or prior to the Closing, including any repayment obligation arising from the disposal of fixed assets prior to the Closing if Discovery fails to reach agreement with the applicable authority to the effect that qualifying investments have been made to offset the sale of such fixed assets prior to the Closing so as to avoid such repayment obligation; or

(i) the Excluded Liabilities.

To the extent that Discovery’s undertakings set forth in this Section 12.02 may be unenforceable, Discovery shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Oyster/FoundryCo Losses.

SECTION 12.03. Indemnification of Pearl by Discovery. Pearl and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Pearl Indemnified Party”) shall be indemnified and held harmless by Discovery for and against any and all Losses (any Loss by such Persons, a “Pearl Loss”), arising out of or resulting from or suffered or incurred by reason of or in connection with:

(a) any misrepresentation or breach of warranty made by Discovery contained in Article III and Article V of this Agreement (it being understood that, (i) for the purpose of determining whether any Pearl Losses have arisen out of, or resulted from, or been suffered or occurred as a result of any misrepresentation or breach of any warranty by Discovery that is qualified by “Material Adverse Effect,” Discovery shall be deemed to have made such misrepresentation or breached such warranty if the representation or warranty is untrue or incorrect, regardless of whether such misrepresentation or breach has resulted in a Material Adverse Effect, and (ii) for the purpose of determining the amount of Losses attributable to any misrepresentation or breach, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(b) the breach of any covenant or agreement made by Discovery contained in the Transaction Documents;

(c) any Third Party Claim to the extent arising out of any action, inaction, event, condition, liability or obligation of Discovery or any of its Subsidiaries; or

(d) any Claims by Intel or its Affiliates related to or arising from (i) the Old Intel Agreement; (ii) the Intel Patent Cross License Agreement; (iii) any other agreements, written or otherwise, between Discovery and Intel; (iv) the entry by the Parties into, or the consummation of the transactions contemplated by, this Agreement or the Ancillary Agreements; or (v) patent infringement (or inducement of patent infringement) of the patents licensed by Intel under any of the agreements referenced in subsections (i) through (iv) above in respect of actions taken by or products manufactured and/or sold by FoundryCo while FoundryCo is a “Subsidiary” of Discovery (subject to Section 3.7 of the Intel Patent Cross License Agreement), as “Subsidiary” is defined in either the Old Intel Agreement or the Intel Patent Cross License Agreement, as applicable; for the avoidance of doubt, in the case of any of the foregoing clauses (i) through (v), whether the conduct, events or conditions giving rise to such Claims or resulting in such Losses occurred or existed either prior to or after the Closing;

To the extent that Discovery’s undertakings set forth in this Section 12.03 may be unenforceable, Discovery shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Pearl Losses.

SECTION 12.04. Indemnification of Discovery by FoundryCo. Discovery and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Discovery Indemnified Party”), shall be indemnified and held harmless by FoundryCo for and against any and all Losses (any Loss by such Persons, a “Discovery Loss”) arising out of or resulting from or incurred by reason of or in connection with:

(a) the breach of any covenant or agreement by FoundryCo contained in the Transaction Documents;

(b) the Assumed Liabilities (other than Discovery Losses caused by a breach of a representation or warranty by Discovery or the Remaining Discovery Subsidiaries or non-fulfillment of any covenant or agreement of Discovery or the Remaining Discovery Subsidiaries contained in any Transaction Document); or

(c) the operation of FoundryCo, the FoundryCo Assets, the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities after the Closing (but excluding any Liabilities resulting in Oyster/FoundryCo Losses subject to indemnification pursuant to Section 12.02).

The indemnification obligations of this Section 12.04 shall be in addition to FoundryCo’s obligations to indemnify directors and officers, including directors appointed by

Discovery, pursuant to the Memorandum and Articles of Association and the Shareholders’ Agreement. To the extent that FoundryCo’s undertakings set forth in this Section 12.04 may be unenforceable, FoundryCo shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Discovery Losses.

SECTION 12.05. Indemnification of Oyster by FoundryCo. Oyster and its Affiliates, officers, directors, employees, agents, successors and assigns (each an “Oyster Indemnified Party”), shall be indemnified and held harmless by FoundryCo for and against any and all Losses (any Loss by such Persons, an “Oyster Loss”) arising out of or resulting from or incurred by reason of or in connection with:

(a) the breach of any covenant or agreement by FoundryCo contained in the Transaction Documents;

(b) Assumed Liabilities (other than Oyster Losses caused by a breach of a representation or warranty by Oyster or non-fulfillment of any covenant or agreement of Oyster contained in any Transaction Document); or

(c) the operation of FoundryCo, the FoundryCo Assets, the Transferred FoundryCo Subsidiaries, and the Transferred FoundryCo JV Entities after the Closing.

The indemnification obligations of this Section 12.05 shall be in addition to FoundryCo’s obligations to indemnify directors, including directors appointed by Oyster, pursuant to the Memorandum and Articles of Association and the Shareholders’ Agreement. To the extent that FoundryCo’s undertakings set forth in this Section 12.05 may be unenforceable, FoundryCo shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Oyster Losses.

SECTION 12.06. Limits on Indemnification. (a) Notwithstanding anything to the contrary contained in this Agreement or the Shareholders’ Agreement, FoundryCo shall not submit any notice of Claim to Discovery or directly pursue any Claim for indemnification against Discovery for Oyster/FoundryCo Losses suffered by FoundryCo, in any case, pursuant to Section 12.02. Any such notice of claim shall be given, and any such Claim against Discovery shall be made, prosecuted, and if applicable, settled by Oyster in the name of FoundryCo. FoundryCo shall cooperate with Oyster in the investigation and prosecution of any such Claim, and shall make available to Oyster all witnesses, pertinent records, materials and information in FoundryCo’s possession or under FoundryCo’s control relating thereto as is reasonably required by Oyster in connection with such Claim or any Action related to such Claim. In the event that Oyster shall pursue a Claim against Discovery on behalf of FoundryCo, such indemnification shall be made directly to FoundryCo, provided that Oyster may recover all Oyster/FoundryCo Losses consisting of expenses (including reasonable attorneys’ and consultants’ fees and expenses) actually incurred by Oyster in connection with the investigation and prosecution of any such Claim or Action related to such Claim.

(b) In the event that Oyster has a Claim for indemnification against Discovery pursuant to Section 12.02 that is based on Oyster/FoundryCo Losses suffered or incurred by FoundryCo, and Oyster suffers or incurs such Oyster/FoundryCo Losses only indirectly as a result of a diminution in the value of Oyster’s debt or equity securities of FoundryCo, then Oyster may pursue a Claim for indemnification by Discovery pursuant to the provisions of Section 12.02 only on behalf of FoundryCo. Upon discharge and satisfaction by Discovery of the full amount of its indemnification obligations to FoundryCo for such Losses, Discovery’s indemnification obligations for such Losses shall be deemed satisfied with respect to Oyster.

(c) Notwithstanding anything to the contrary contained in this Agreement:

(i)	Discovery shall not be liable for any Claim for indemnification pursuant to Section 12.02(a) or (c) (to the extent also constituting a misrepresentation or a breach of warranty contained in this Agreement), or Section 12.03(a) or (c) (to the extent also constituting a misrepresentation or a breach of warranty contained in this Agreement), unless and until the aggregate amount of indemnifiable Oyster/FoundryCo Losses and Pearl Losses which may be recovered from Discovery equals or exceeds, in the aggregate, twenty-one million dollars ($21,000,000) whereupon the Oyster/FoundryCo Indemnified Parties and the Pearl Indemnified Parties shall be entitled to indemnification for the full amount of such Oyster/FoundryCo Losses and Pearl Losses, as the case may be; and

(ii)	the maximum amount of indemnifiable Oyster/FoundryCo Losses and Pearl Losses which may be recovered by the Oyster/FoundryCo Indemnified Parties and Pearl Indemnified Parties arising out of or resulting from the causes set forth in Section 12.02(a) or (c) (to the extent also constituting a misrepresentation or a breach of warranty contained in this Agreement), and Section 12.03(a)or (c) (to the extent also constituting a misrepresentation or a breach of warranty contained in this Agreement), shall be, in the aggregate, seven hundred million dollars ($700,000,000).

The limitations of this Section 12.06(c) shall not apply with respect to indemnification for Taxes pursuant to Section 12.02(a).

(d) The Parties shall make appropriate adjustments for insurance proceeds actually received, net of all reasonable and documented costs and expenses of recovery, in calculating Losses under this Article XII. Any insurance proceeds actually recovered by an Indemnified Party to the extent relating to any Losses previously paid by an Indemnifying Party shall be paid over promptly to such Indemnifying Party.

(e) No Party (or any other Indemnified Party) shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement or any Ancillary Agreement; nor shall any Party or Indemnified Party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transaction contemplated by this Agreement or the Ancillary Agreements.

SECTION 12.07. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within one hundred eighty (180) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a Claim for a Loss under this Article XII, within ninety (90) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article XII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

SECTION 12.08. Tax Treatment. The Parties agree that all payments made by either Discovery or Oyster to or for the benefit of the other under this Article XII, under other indemnity provisions of the Transaction Documents unless otherwise stated in the other Transaction Documents, and for any misrepresentations or breaches of warranties or covenants under the Transaction Documents, shall be treated as adjustments to the purchase price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant Party on an after-Tax basis. The Parties further agree that all payments made by either Discovery or Oyster to or for the benefit of FoundryCo under this Article XII, under other indemnity provisions of the Transaction Documents unless otherwise stated in the other Transaction Documents, and for any misrepresentations or breaches of warranties or covenants under the Transaction Documents, shall be treated as a contribution to the capital of FoundryCo by the indemnifying Party, and the Loss of FoundryCo that gives rise to such indemnification obligation shall be specially allocated to the indemnifying Party pursuant to the penultimate sentence of Section 2.2 of Exhibit C to the Tax Matters Agreement. Neither such contribution nor such special allocation of the Loss shall increase or decrease a Party’s percentage interest, allocations, or distributions in respect of its equity interest in FoundryCo.

ARTICLE XIII

TERMINATION

SECTION 13.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Oyster or Pearl if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of Discovery contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made and the result thereof is reasonably likely to cause a Material Adverse Effect or (B) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made and the result thereof is reasonably likely to cause a Material Adverse Effect, (iii) Discovery shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it and the result thereof is reasonably likely to cause a Material Adverse Effect, (iv) Discovery shall have failed to comply in any material respect with its covenants contained in Section 8.09, or (v) Discovery makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Discovery seeking to adjudicate it a bankrupt or insolvent, or seeking its liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(b) by any of Discovery, Oyster or Pearl if the Closing shall not have occurred by March 7, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 13.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date, and provided further, that, if as of the Termination Date, Discovery has received and there is pending a Discovery Change of Control Proposal, the Termination Date shall be extended to the earlier of (i) sixty (60) days following the receipt by Discovery of such Discovery Change of Control Proposal or (ii) the occurrence of a Discovery Change of Control Triggering Event;

(c) by any of Discovery, Oyster or Pearl in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting or rendering illegal the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by Oyster or Pearl upon the occurrence of a Discovery Change of Control Triggering Event;

(e) by Oyster or Pearl if representatives of the U.S. Department of the Treasury and/or any other lead agency designated by the CFIUS for this transaction (at least one of whom serves at the rank of Deputy Assistant Secretary or higher), acting on behalf of the CFIUS, inform the Parties either that the CFIUS will refer the transaction to the President of the United States for decision, or that the CFIUS Clearance would be conditioned upon Mitigation Agreements that would be inconsistent with Section 8.07(d); or

(f) by the mutual written consent of Discovery, Oyster and Pearl.

SECTION 13.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 13.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (a) as set forth in Section 13.03, and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement.

SECTION 13.03. Expenses. (a) Except as set forth in this Section 13.03, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that immediately after the Closing, Discovery agrees to reimburse Pearl for up to ten million dollars ($10,000,000) of out-of-pocket expenses incurred by Pearl in connection with the transactions contemplated by this Agreement.

(b) Discovery agrees that if Oyster or Pearl shall terminate this Agreement pursuant to Section 13.01(d), then Discovery shall pay to Pearl, promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of fifty million dollars ($50,000,000) (the “Pearl Termination Fee”), which amount shall be payable in immediately available funds. In the event that any party has terminated this Agreement pursuant to Section 13.01(b) and on the Termination Date (including any extension thereof pursuant to Section 13.01(b)), the conditions contained in Section 11.02(f) and Section 11.03(g) were not satisfied, then for a period of twelve (12) months following such termination, if Discovery shall enter into a definitive written agreement for a Discovery Change of Control Transaction, or if a Discovery Change of Control Transaction shall have occurred, Discovery shall promptly pay to Pearl, in immediately available funds, the Pearl Termination. In the event that this Agreement shall be terminated for any reason following a material breach by Discovery of the covenants set forth in Section 8.09, then upon such termination Discovery shall promptly pay, in immediately available funds, the Pearl Termination Fee to Pearl, plus an amount payable to each of Oyster and Pearl, respectively, equal to the amount of Oyster’s and Pearl’s respective Purchaser Expenses.

(c) Discovery acknowledges that the agreements contained in this Section 13.03 are an integral part of the transactions contemplated by this Agreement. In the event that Discovery shall fail to pay the Pearl Termination Fee, or any Purchaser Expenses when due, the definition of the term “Purchaser Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Oyster and Pearl (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 13.03. Payment of the Pearl Termination Fee or any Purchaser Expenses as described in this Section 13.03 shall not be in lieu of any damages incurred in the event of any breach of this Agreement.

ARTICLE XIV

GENERAL PROVISIONS

SECTION 14.01. Notices. All notices, requests, Claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.01):

(a)	if to Oyster:
P.O. Box 45005 Abu Dhabi, United Arab Emirates
Facsimile: (+971) 2 616 0155
Attention: Samak Azar

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP
525 Market Street
Suite 1500
San Francisco, CA 94105
	Facsimile:	(415) 616-1199
	Attention:	Mark K. Hyland
John D. Wilson

(b)	if to Pearl:
P.O. Box 45005
Abu Dhabi, United Arab Emirates
	Facsimile:	(+971) 2 616 0155
	Attention:	Shahzad Khan

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP
525 Market Street
Suite 1500
San Francisco, CA 94105
Facsimile: (415) 616-1199
	Attention:	Mark K. Hyland
John D. Wilson

(c)	if to Discovery:

Advanced Micro Devices, Inc.
7171 Southwest Parkway, B100.4
Austin, Texas 78735
	Facsimile:	(512) 602-4999
	Attention:	General Counsel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
	Facsimile:	(650) 463-2600
	Attention:	Tad J. Freese
Christopher Kaufman

SECTION 14.02. Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other Parties unless otherwise required by Law or applicable stock exchange regulation, and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 14.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 14.04. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 14.05. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of each Party (which consent may be granted or withheld in the sole discretion of such Party) and any such assignment or attempted assignment without such consent shall be void. Neither the transfer of ownership interests in Pearl to an Affiliate of Mubadala, nor the transfer of ownership interests in Oyster to any entity owned by the Government of the Emirate of Abu Dhabi shall be deemed to be an assignment, by operation of law or otherwise, of this Agreement or of any of the Ancillary Agreements. Notwithstanding the foregoing, prior to the Closing, Oyster may transfer by novation all of its rights, liabilities, duties and obligations relative to, and in connection with this Agreement and the Ancillary Agreements to which it is a party, to Advanced Technology Investment Company PJSC, a public joint stock company to be organized under the laws of the United Arab Emirates and wholly owned by the Government of the Emirate of Abu Dhabi (“Oyster Parent”), which novation shall become effective upon the written undertaking, in form reasonably satisfactory to Discovery, by Oyster Parent to perform all of the liabilities and obligations of Oyster under this Agreement and each Ancillary Agreement to which Oyster is a party. Upon the effectiveness of such novation, without any other action by the Parties, Oyster Parent shall be deemed to be Oyster for all purposes under this Agreement and each Ancillary Agreement to which Oyster is a party.

SECTION 14.06. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party or (b) by a waiver in accordance with Section 14.07.

SECTION 14.07. Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of other Parties contained herein or in any document delivered by other Parties pursuant hereto, or (c) waive compliance with any of the agreements of other Parties or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 14.08. Third Party Beneficiaries. Except for the provisions of Article XII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Party, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 14.09. Governing Law; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to principles of the conflict of laws.

(b) Any dispute arising out of, or in connection with this Agreement or any of the Ancillary Agreements or any transactions contemplated hereby or thereby, including any question regarding the existence, validity, interpretation, breach or termination of this Agreement or any of the Ancillary Agreements (a “Dispute”), shall be referred, upon written notice (a “Dispute Notice”) given by one Party to the other(s), to a senior executive from each Party. The senior executives shall seek to resolve the Dispute on an amicable basis within thirty (30) days of the Dispute Notice being received

(c) Any Dispute not resolved within thirty (30) days of the Dispute Notice being received shall be referred to, and shall be finally and exclusively resolved by, arbitration under the LCIA Rules then in effect, as amended by this Section 14.09, which LCIA Rules are deemed to be incorporated by reference into this Section 14.09. The seat, or legal place, of the arbitration shall be London, England. The language of the arbitration shall be English. The number of arbitrators shall be three (3). Each Party shall nominate one arbitrator and the two arbitrators nominated by the Parties shall, within thirty (30) days of the appointment of the second arbitrator, agree upon and nominate a third arbitrator who shall act as Chairman of the Tribunal. If no agreement is reached within thirty (30) days, the LCIA Court shall appoint a third arbitrator to act as Chairman of the Tribunal. The Chairman of the arbitration panel should not be a citizen or a resident of the country of an arbitrator nominated by, or appointed on behalf of, a Party nor should the Chairman be a citizen or a resident of the United States of America or the United Arab Emirates. It is hereby expressly agreed that if there is more than one claimant party or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator. In the event that a sole claimant or the claimant parties, on the one side, or a sole respondent or the respondent parties, on the other side, fails to nominate its/their arbitrator, such arbitrator shall be appointed by the LCIA Court. Any award issued by the arbitrators shall be final and binding upon the Parties, and, subject to this Section 14.09(c) and to Section 14.09(d), may be entered and enforced in any court of competent jurisdiction by any of the Parties. In the event any Party subject to such final and binding award desires to have it confirmed by a final order of a court, the only court which may do so shall be a court of competent jurisdiction located in London, England; provided however, that nothing in this sentence shall prejudice or prevent a Party from enforcing the arbitrators’ final and binding award in any court of competent jurisdiction. The Parties hereto acknowledge and agree that any breach of the terms of this Agreement or any of the Ancillary Agreements could give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the Parties agree that, prior to the formation of the Tribunal, the Parties have the right to apply exclusively to any court of competent jurisdiction or other judicial authority located in London, England for interim or conservatory measures, including, without limitation, to compel arbitration (an “Interim Relief Proceeding”). Furthermore, the Parties agree that, after the formation of the Tribunal, the arbitrators shall have the sole and exclusive power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, and any then pending Interim Relief Proceeding shall be discontinued without prejudice to the rights of any of the parties thereto. Unless otherwise ordered by the arbitrators pursuant to the terms hereof, the arbitrators’ expenses shall be shared equally by the Parties. In furtherance of the foregoing, each of the Parties hereto irrevocably submits to: (i) the exclusive jurisdiction of the courts of England located in London, England in relation to any Interim Relief Proceeding and; (ii) the non-exclusive jurisdiction of the courts of England located in London, England with respect to the enforcement of any arbitral award rendered in accordance with this Section 14.09; and, with respect to any such suit, action or proceeding, waives any objection that it may have to the courts of England located in London, England on the grounds of inconvenient forum. For the avoidance of doubt, where an arbitral tribunal is appointed under this Agreement, the whole of its award shall be deemed for the purposes of the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 to be contemplated by this Agreement or any of the Ancillary Agreements, as the case may be (and judgment on any such award may be entered in accordance with the provisions set forth in this Section 14.09).

(d) Each of Oyster and Pearl hereby irrevocably waives to the fullest extent permitted by applicable Law whatever defense it may have of sovereign immunity against suit or enforcement, for itself and its property (presently owned or subsequently acquired, and whether related to this Agreement or any of the Ancillary Agreements, as the case may be, or not), in: (i) any arbitration proceedings commenced and held in London, England in accordance with this Section 14.09(c); (ii) any Interim Relief Proceeding commenced and held in a court of competent jurisdiction in London, England, in accordance with Section 14.09(c); (iii) any proceedings in a court of competent jurisdiction located in London, England to confirm an award rendered by the arbitrators in accordance with this Section 14.09; and (iv) any proceedings in a court of competent jurisdiction to enforce an award, and each of Oyster and Pearl agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(e) The Parties hereto agree that the process by which any arbitral or other proceedings in London, England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited or their registered offices for the time being and by giving notice in accordance with Section 14.01. If Law Debenture Corporate Services Limited is not or ceases to be effectively appointed to accept service of process in England on any Party’s behalf, such Party shall immediately appoint a further person in England to accept service of process on its behalf. If within fifteen (15) days of notice from a Party requiring another Party to appoint a person in England to accept service of process on its behalf the other Party fails to do so, the Party shall be entitled to appoint such a person by written notice to the other Party. Nothing in this paragraph shall affect the right of the Parties to serve process in any other manner permitted by Law.

SECTION 14.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 14.11. No Presumption Against Drafting Party. Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and the Transaction Documents and that each of the Parties has been represented by counsel in connection with the negotiation and execution of this Agreement and the other Transaction Documents. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

SECTION 14.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Derrick R. Meyer
Name:	Derrick R. Meyer
Title:	President and CEO

ADVANCED TECHNOLOGY INVESTMENT COMPANY LLC

By:	/s/ Samir Saleh Halawa
Name:	Samir Saleh Halawa
Title:	Authorized Signatory

By:	/s/ Hani Barhoush
Name:	Hani Barhoush
Title:	Authorized Signatory

WEST COAST HITECH L.P.

By:	West Coast Hitech G.P., Ltd., its general partner

By:	/s/ Samir Saleh Halawa
Name:	Samir Saleh Halawa
Title:	Authorized Signatory

By:	/s/ Hani Barhoush
Name:	Hani Barhoush
Title:	Authorized Signatory

APPENDIX A

Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Competition Approvals” means any notices or approvals required by Law in any jurisdiction outside the United States that relates to antitrust or competition.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person provided that:

(a) with respect to Oyster, Affiliate shall mean any direct or indirect Subsidiary of Oyster and a public joint stock company or other company (if any) that becomes the direct corporate parent of Oyster (such direct parent company, “Oyster Parent Holding Company”), and with respect to Pearl, Affiliate shall mean any direct or indirect subsidiary of Mubadala. Affiliate shall not mean any direct or indirect parent or sister entity of either Oyster Parent Holding Company or Mubadala, respectively, unless such parent or sister entity is acting as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act) with Mubadala or with Oyster Parent Holding Company, respectively, for the purposes of acquiring, holding or disposing of securities of Discovery or FoundryCo;

(b) for the purposes of Section 12.02, Discovery, the Remaining Discovery Subsidiaries, and their respective officers, directors and stockholders shall not be deemed to be Affiliates of FoundryCo or Oyster;

(c) for the purposes of Section 12.03, Discovery, the Remaining Discovery Subsidiaries, and their respective officers, directors and stockholders shall not be deemed to be Affiliates of Pearl;

(d) for the purposes of Section 12.04, FoundryCo, the Transferred FoundryCo Subsidiaries, the Transferred FoundryCo JV Entities, and their respective officers and directors shall not be deemed to be Affiliates of Discovery; and

(e) for the purposes of Section 12.05, Discovery and its Subsidiaries, FoundryCo and its Subsidiaries, the Transferred FoundryCo JV Entities, and any of their respective officers, directors, controlling shareholders and any other control Persons shall not be deemed to be Affiliates of Oyster, (provided that the directors of FoundryCo designated or appointed by Oyster shall be deemed to be Affiliates of Oyster).

“Agreement” or “this Agreement” means this Master Transaction Agreement between the Parties (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions hereof.

“Alternative Transaction” means: (i) any transaction with any Third Person that relates to the sale, lease, or other disposition of, or any joint venture or alliance with any Third

Person related to, any material portion of the FoundryCo Assets; (ii) any other extraordinary material business transaction that could reasonably materially adversely impact the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, the performance by Discovery and its Subsidiaries of their obligations hereunder and thereunder or the operation or ownership of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries contemplated by this Agreement, the Ancillary Agreements and the FoundryCo Business Plan; or (iii) any agreement related to the sale of more than fifteen percent (15%) of the capital stock of Discovery. For the avoidance of doubt, an Alternative Transaction does not include a sale of all or any portion of the ATMP Business or the Consumer Electronics Group Segment.

“AMTC” means Advanced Mask Technology Center GmbH & Co. KG.

“AMTC/BAC Guarantees” means those guarantees given by Discovery with respect to the amounts due by AMTC under the AMTC Credit Agreement (as such term is defined in 4.07(b) of the Disclosure Schedule) and the AMTC/BAC Rental Agreement (as such term is defined in 4.07(e) of the Disclosure Schedule).

“Ancillary Agreements” means the Bridge Funding Agreement, the FoundryCo Convertible Notes, the Warrants, the Deed of Contribution, the Assumption Agreement, the Funding Agreement, the Transition Services Agreement, the Patent License Agreement, the Patent Transfer and License Agreement, the Non-Patent Intellectual Property and Technology Transfer Agreement, the Shareholders’ Agreement, the Wafer Supply Agreement, the Tax Matters Agreement and the Registration Rights Agreement.

“Assigned Patents” means (i) the Patents set forth on Section 4.14(a) of the Disclosure Schedule, and (ii) any other Patents mutually agreed to by the Parties prior to Closing.

“Assigned Technology” means the Technology owned by Discovery immediately prior to the Closing Date for use exclusively for the manufacture, sorting and/or intermediate (WIP) testing of semiconductor products.

“Assumed Liabilities” means only the Liabilities set forth on Exhibit E hereto.

“Assumption Agreement” means the Assumption Agreement to be executed by Discovery and FoundryCo at the Closing, substantially in the form of Exhibit H pursuant to which FoundryCo will assume the Assumed Liabilities.

“ATMP Business” means the business of Discovery that relates to the assembly, testing, marking and packaging of semiconductor products.

“Authorization” means any authorization, consent, approval, permit, license or decree issued by, or validation of, or filing, or a qualification or registration or filing with, or notice to or waiver from, or agreement with, any Governmental Authority.

“Bridge Funding Agreement” means that certain Bridge Funding Agreement, dated as of October 6, 2008, by and between Discovery and Oyster.

“Business Day” means any day that is not a Friday, a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or in Abu Dhabi.

“Carve Out Financial Statements” means: (a) the audited balance sheet of the FoundryCo Group as of June 28, 2008, December 29, 2007 and December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows of the FoundryCo Group for the six months ended June 28, 2008 and the fiscal years ended December 29, 2007 and December 31, 2006, together with all related notes thereto; and (b) the unaudited balance sheet of the FoundryCo Group as of September 27, 2008 and the related statements of operations, stockholders’ equity and cash flows of the FoundryCo Group for the three-month period then ended.

“Chairman” shall have the meaning given to such term in the LCIA Rules.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements, including any of the foregoing made by a Party to, against or relating to another Party with respect to this Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means that either (A) the CFIUS shall have provided notice to the effect that a review or investigation of the transactions contemplated hereby has been concluded, and that a determination has been made that there are no unresolved U.S. national security concerns; or (B) the President of the United States shall not have taken action to block or prevent the consummation of the transactions contemplated hereby under Exon-Florio and the applicable time period for the President to take such action shall have expired.

“Class A Convertible Notes” means the Class A convertible promissory notes of FoundryCo in the form attached as Exhibit I-1 hereto.

“Class A Ordinary Shares” means the Class A (voting) ordinary shares of FoundryCo, with rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class A Preferred Shares” means the Class A preferred shares of FoundryCo, with rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class B Convertible Notes” means the Class B convertible promissory notes of FoundryCo in the form attached as Exhibit I-2 hereto.

“Class B Ordinary Shares” means the Class B (non-voting) ordinary shares of FoundryCo, with rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class B Preferred Shares” means the Class B preferred shares of FoundryCo, with rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Closing Statement of Initial Valuation Net Tangible Assets” means the statement of Initial Valuation Net Tangible Assets of the FoundryCo Group as of the month-end nearest to the Closing Date to be prepared pursuant to Section 2.08(a).

“CNT Agreement” means that certain Cooperation Agreement, dated as of May 31, 2005, by and among Infineon Technologies AG, Discovery and Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V., on behalf of its CNT Fraunhofer institute, as amended.

“Code” means the Internal Revenue Code of 1986.

“Consent” means any permit, license, consents, exemption, franchise, authorization or approval from any Person other than a Governmental Authority.

“Consumer Electronics Group Segment” means Discovery’s consumer electronics group as described in the Discovery SEC Documents.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Copyrights” means mask works and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, and all similar rights therein provided by international treaties and conventions.

“Cost Plus Reimbursement Agreements” means (i) that certain Cost Plus Reimbursement Agreement, dated as of April 21, 2004, as amended as of September 28, 2006, between Discovery and Discovery Fab 36 Holding GmbH, and (ii) that certain Cost Plus Reimbursement Agreement, dated as of April 21, 2004, as amended through January 18, 2008, between Discovery Fab 36 Holding GmbH and Discovery Fab 36 Limited Liability Company & Co. KG.

“Deed of Contribution” means the Deed of Contribution and Assignment to be executed by Discovery at the Closing, substantially in the form set forth in Exhibit G.

“Design Rules” means a series of parameters and specifications used as guidelines or requirements for the design of semiconductor devices for manufacture using specified manufacturing processes.

“Designated Amount” means one hundred five million dollars ($105,000,000).

“Design Rules” means a series of parameters and specifications used as guidelines or requirements for the design of semiconductor devices for manufacture using specified manufacturing processes.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule B, dated as of the date hereof, delivered by Discovery to Oyster and Pearl upon the execution of this Agreement.

“Discovery Business” means the business of Discovery, as described in the SEC Documents.

“Discovery Change of Control Proposal” means any proposal or offer made by any Third Person related to a Discovery Change of Control Transaction.

“Discovery Change of Control Transaction” means a transaction or series of transactions with or among any Third Person, on one hand, and Discovery, its stockholders, or any of its Subsidiaries on the other hand, with respect to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Discovery in which the shareholders of Discovery immediately prior to such transaction shall own less than fifty percent (50%) of the voting securities of the surviving corporation outstanding immediately after such transaction, (b) any purchase of an equity interest (including by means of a tender or exchange offer) resulting in any Third Person beneficially owning greater than a fifty percent (50%) voting or economic interest in Discovery, or (c) any purchase of assets, securities or ownership interests resulting in any Third Person owning greater than fifty percent (50%) of the consolidated assets of Discovery and its Subsidiaries taken as a whole (including stock of Discovery’s Subsidiaries). Following the Closing Date, a Discovery Change of Control Transaction shall be also deemed to have occurred if individuals who, as of the Closing Date constitute the board of directors of Discovery (the “Incumbent Board”), cease for any reason to constitute at least a majority of such board of directors; provided , however, that any individual becoming a member of the board of directors of Discovery subsequent to the Closing Date, whose election, or nomination for election by Discovery’s stockholders, was approved by a vote of at least a majority of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board

“Discovery Change of Control Triggering Event” shall mean and shall be deemed to have occurred if the board of directors of Discovery shall have determined by a majority vote to enter into a binding written agreement providing for the consummation of a transaction that constitutes a Discovery Change of Control Transaction or a Discovery Change of Control Transaction approved by a majority vote of Discovery’s board of directors has occurred; or there has occurred a Discovery Change of Control Transaction, whether or not such Discovery Change of Control Transaction is approved by the board of directors of Discovery.

“Discovery Common Stock” means shares of the common stock, par value $0.01 per share, of Discovery.

“Discovery Excluded Technology” means Ring oscillator testing technology as modified or developed by Discovery to test the performance of Discovery products in relation to semiconductor product improvements designed by or for Discovery, and which is comprised of various building blocks used in Discovery’s product design, which building blocks are designed to represent proprietary critical paths on an Discovery device that determine the frequency of operation.

“Discovery FoundryCo Closing Certificate” means the certificate of a duly authorized officer of Discovery delivered to FoundryCo at the Closing certifying as to the matters set forth in Sections 11.02 and 11.03.

“Discovery Material Adverse Effect” means any circumstance, change in or effect on the Discovery Business, Discovery or any of its Subsidiaries that, individually or in the aggregate with all other circumstances, changes in or effects on the Discovery Business, Discovery or any of its Subsidiaries: (a) is or is reasonably likely to be materially adverse to the condition, financial or otherwise, or to the results of operations, earnings, business affairs, or properties of Discovery and its Subsidiaries, taken as one enterprise, whether or not arising in the ordinary course of business; or (b) could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the performance by Discovery of its obligations hereunder or thereunder.

“Discovery Oyster Closing Certificate” means the certificate of a duly authorized officer of Discovery delivered to Oyster at the Closing certifying as to the matters set forth in Sections 11.02 and 11.03.

“Discovery Pearl Closing Certificate” means the certificate of a duly authorized officer of Discovery delivered to Pearl at the Closing certifying as to the matters set forth in Sections 11.02 and 11.03.

“Discovery Shares” means fifty-eight million (58,000,000) newly issued shares of Discovery Common Stock to be delivered to Pearl at the Closing.

“DTC” means the Depository Trust Company.

“DTC Participant” means a participant in the DTC’s Direct Registration Service.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, but not including non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety, natural resources or the Environment.

“Environmental Law” means any Law of any relevant jurisdiction, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any Governmental Order, relating to the Environment, health, safety, natural resources or Hazardous Materials.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA Affiliate” means any entity that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means assets of Discovery and its Subsidiaries that are not FoundryCo Assets or as otherwise specified in Exhibit D.

“Excluded Liabilities” means all Liabilities of Discovery and its Subsidiaries that are not Assumed Liabilities including, but not limited to:

(a) any Liabilities of Discovery or any of its Subsidiaries incurred by Discovery or any of its Subsidiaries in connection with the conduct of their business, other than those Liabilities incurred by FoundryCo and its Subsidiaries arising out of or resulting from their operations after the Closing Date;

(b) any Liabilities of Discovery or any of the Remaining Discovery Subsidiaries arising out of matters occurring, or obligations incurred, after the Closing;

(c) any Liabilities of Discovery or any of the Remaining Discovery Subsidiaries arising under this Agreement and the Transaction Documents;

(d) any intercompany payables and Liabilities of Discovery or any of the Remaining Discovery Subsidiaries to any of their respective Affiliates other than obligations of FoundryCo and the Remaining Discovery Subsidiaries under this Agreement and the Transaction Documents;

(e) any Liabilities of Discovery or any of its Subsidiaries to the extent related to Excluded Assets;

(f) any Liabilities of Discovery or any of its Subsidiaries arising out of, resulting from or relating to Claims, including Environmental Claims, whether founded upon negligence, strict liability in tort, statute, breach of any warranty, express or implied, or other legal theory, seeking compensation or recovery for or relating to injury to person, damage to property, whether tangible or intangible, or refund, repair or replacement of any product, together with any consequential, special, exemplary or punitive damages related to any of the foregoing, pending against Discovery or any of its Subsidiaries at Closing, or Claims made or instituted after Closing to the extent that they arise out of the conduct or operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries before Closing;

(g) any Liabilities of Discovery or any of its Subsidiaries relating to any amounts payable by FoundryCo following the Closing that relate to any service by any Transferred Employee with Discovery through the Closing, including any salary or wages, any accrued vacation, sick or personal days, retirement, termination or severance payments or benefits or any bonuses, to the extent that such amounts are not reflected as Liabilities on the Reference Statement of Initial Valuation Net Tangible Assets, except for the payments provided for in Section 10.03;

(h) any Liabilities of Discovery or any of its Subsidiaries payable after the Closing that consist of retention bonuses or any other amounts payable to any employee above such employee’s base salary and that were offered or agreed to by Discovery prior to Closing to induce such employee to become a Transferred Employee, except for the payments provided for in Section 10.03; and

(i) any other Liabilities otherwise designated as an Excluded Liability herein or on any schedule to this Agreement.

“Exon-Florio” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. App. Section 2170.

“FoundryCo Assets” means:

(a) the Transferred Interests;

(b) all assets to be transferred to FoundryCo that are not owned or controlled by the Transferred FoundryCo Subsidiaries that are set forth on Exhibit C hereto, and all assets owned or controlled by the Transferred FoundryCo Subsidiaries that are not Excluded Assets;

(c) all the Owned Real Property and all rights of Discovery and its Subsidiaries in respect of the Leased Real Property;

(d) all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by Discovery and its Subsidiaries necessary for FoundryCo to carry on its business as currently conducted (other than those to be used in connection with Discovery’s provision of services under the Transition Services Agreement), in each case as described in Exhibit C hereto, and not otherwise included in clause (b) above;

(e) all vehicles owned by Discovery and its Subsidiaries at Closing and necessary for FoundryCo to carry on its business as currently conducted, in each case, as described in this Agreement, the Ancillary Agreements and the FoundryCo Business Plan;

(f) all Transferred Inventories;

(g) copies of all books of account, general, financial, Tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, associated with or employed by Discovery and its Subsidiaries at the Closing and related to the proposed operations of FoundryCo or necessary for FoundryCo to carry on its business as currently conducted, in each case as described in this Agreement, the Ancillary Agreements and the FoundryCo Business Plan;

(h) all of Discovery’s and its Subsidiaries’ right, title and interest in, to and under the Transferred IP Agreements, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(i) the Owned Intellectual Property;

(j) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) pertaining to, arising out of and inuring to the benefit of Discovery and its Subsidiaries, related to the proposed operations of FoundryCo, or necessary for FoundryCo to carry on its business as currently conducted, in each case as described in this Agreement, the Ancillary Agreements and the FoundryCo Business Plan, other than Excluded Assets;

(k) all rights of Discovery and its Subsidiaries under any Material FoundryCo Contract (other than any Transferred IP Agreement) exclusively or primarily related to FoundryCo’s business; and

(l) all Authorizations held or used by Discovery or its Subsidiaries necessary for FoundryCo to carry on its business as currently conducted, in each case as described in this Agreement, the Ancillary Agreements and the FoundryCo Business Plan, to the extent transferable.

“FoundryCo Business Plan” means the Five Year Capital Plan as defined in the Funding Agreement.

“FoundryCo Capitalization Table” means Exhibit L hereto, showing the consolidated capitalization of FoundryCo at Closing.

“FoundryCo Convertible Notes” means the Class A Convertible Notes and the Class B Convertible Notes.

“FoundryCo Discovery Closing Certificate” means the certificate of a duly authorized officer of FoundryCo delivered to Discovery at the Closing certifying as to the matters set forth in Section 11.01.

“FoundryCo Group” means, collectively, FoundryCo and its Subsidiaries (including the Transferred Discovery Subsidiaries) from and after the Closing Date.

“FoundryCo Joinder” means the undertaking, in the form attached as Exhibit A hereto, delivered at Closing by FoundryCo to the Parties pursuant to which FoundryCo will, upon Closing and without any further action by the Parties, become a Party to this Agreement, with the rights and obligations set forth herein.

“FoundryCo Material Adverse Effect” means any circumstance, change in or effect on the Discovery Business, Discovery, any of its Subsidiaries, or on FoundryCo, the FoundryCo Assets or the Transferred FoundryCo Subsidiaries that, individually or in the aggregate with all other circumstances, changes in or effects on the Discovery Business, Discovery, any of its Subsidiaries, or on FoundryCo, the FoundryCo Assets or the Transferred FoundryCo Subsidiaries: (a) is or is reasonably likely to be materially adverse to the condition, financial or otherwise, or to the results of operations, earnings, business affairs, or properties of the FoundryCo Group; or (b) could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the performance by any member of the FoundryCo Group of its obligations hereunder or thereunder.

“Funding Agreement” means the Ancillary Agreement, in the form of Exhibit S hereto, among Oyster, Discovery and FoundryCo relating to future capital contributions to FoundryCo.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“German Transferred FoundryCo Subsidiaries” means the Transferred FoundryCo Subsidiaries other than Discovery Fab Technologies U.S., Inc.

“Governmental Authority” means any (a) federal, national, supranational, foreign (i.e., non-U.S.), state, provincial, local, or similar government or political subdivision thereof, (b) any, governmental, regulatory or administrative authority, agency or commission, including any corporation chartered, owned or funded by any government or political subdivision thereof for the purposes of funding or subsidizing economic development, or (c) any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Grant Date” means, with respect to a Stock Option, the date on which the grant of such Stock Option was, by its terms, to be effective.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, toxic mold, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“HSR Approval” means the expiration or termination of the applicable waiting period under the HSR Act.

“IBM Development and License Agreement” means the First Amended and Restated Participation Agreement, dated August 15, 2008, by and between Discovery and IBM.

“Immaterial IP Agreements” means (a) shrink-wrap and click-through licenses (including similar agreements) of Discovery’s Technology and Intellectual Property by Discovery or its Subsidiaries to third parties, written or in another form, issued in the ordinary course of business and immaterial in value as well as to the conduct of the business of Discovery or FoundryCo or the operation of the FoundryCo Assets, (b) licenses (including grants of use, covenants not to assert or similar agreements) of Discovery’s Technology and Intellectual Property by Discovery or its Subsidiaries to third parties, written or in another form, issued in the ordinary course of business and immaterial in value as well as to the conduct of the business of FoundryCo, and (c) licenses (including grants of use, covenants not to assert or similar agreements) of Technology and Intellectual Property by third parties to Discovery or its Subsidiaries, written or in another form, issued in the ordinary course of business and immaterial in value as well as to the conduct of the business of Discovery or FoundryCo or the operation of the FoundryCo Assets.

“Indebtedness” means, with respect to any Person: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Discovery or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (IV) otherwise to assure a creditor against loss; and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means an Oyster/FoundryCo Indemnified Party, a Pearl Indemnified Party, a Discovery Indemnified Party or an Oyster Indemnified Party, as the case may be.

“Indemnifying Party” means Discovery pursuant to Sections 12.02 and 12.03 or FoundryCo pursuant to Sections 12.04 and 12.05.

“Initial Valuation Net Tangible Assets” means the Combined Assets of the Transferred FoundryCo Subsidiaries less the Combined Liabilities of the Transferred FoundryCo Subsidiaries, in each case as further described in Schedule 2.08.

“Intel Patent Cross License Agreement” means that certain Patent Cross License Agreement between Discovery and Intel dated as of January 1, 2001, as amended.

“Intel Patents” means Patents licensed to Discovery under the Old Intel Agreement and the Intel Patent Cross License Agreement.

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) Software.

“Inventories” means all inventory, raw materials and work-in-process held by Transferred FoundryCo Subsidiaries. For the avoidance of doubt, Inventories excludes finished goods.

“IP HoldCo” means a Delaware limited liability company, jointly owned by Discovery and FoundryCo, to which Discovery shall have transferred a portion of its Patent portfolio prior to Closing.

“IRS” means the Internal Revenue Service of the United States.

“June 28, 2008 Statement of Net Tangible Assets” means a statement of the Combined Assets of the Transferred FoundryCo Subsidiaries less Combined Liabilities of the Transferred FoundryCo Subsidiaries as of June 28, 2008.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“LCIA Court” shall have the meaning given to such term in the LCIA Rules

“LCIA Rules” means the Rules of the London Court of International Arbitration.

“Leased Real Property” means the real property listed on Section 4.15(d) of the Disclosure Schedule, together with, to the extent leased by Discovery and its Subsidiaries (in connection with the operation of the other FoundryCo Assets, the Transferred FoundryCo Subsidiaries, and the Transferred FoundryCo JV Entities), all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Discovery and its Subsidiaries (used in connection with the operation of the other FoundryCo Assets, the Transferred FoundryCo Subsidiaries, and the Transferred FoundryCo JV Entities) attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to Discovery or its Subsidiaries pursuant to the Transferred IP Agreements and exclusively used in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries.

“Losses” means any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by any Oyster/FoundryCo Indemnified Party, Pearl Indemnified Party or Discovery Indemnified Party (including in any Action brought or otherwise initiated by any of them).

“Luther Forest Site” means that real property located in the towns of Malta and Stillwater, New York, commonly known as the Luther Forest Technology Campus, that is the subject of that certain Option Agreement dated October 12, 2007, between Discovery and the Luther Forest Technology Campus Economic Development Corporation.

“Malta Rocket Fuel Area” means the Malta Rocket Fuel Area, EPA ID#: NYD980535124, designated by the United States Environmental Protection Agency as a “Superfund” site.

“Material Adverse Effect” shall mean either a Discovery Material Adverse Effect or a FoundryCo Material Adverse Effect; provided, however, that notwithstanding any other provision of this Agreement, the failure to provide and maintain any of the Minimum Required Authorizations and Consents as of the Closing shall be deemed to constitute a Material Adverse Effect for the purposes of Article XI.

“Material Discovery Contract” means any agreement required under the Exchange Act to be filed as an exhibit to the Discovery SEC Documents, including, with respect to each agreement, any and all amendments, modifications, supplements, renewals or restatements thereof.

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of FoundryCo, set forth in Exhibit B and filed with the Registrar of Companies in the Cayman Islands.

“Minimum Required Authorizations and Consents” means those Required Authorizations and Required Consents as specifically identified and described in Schedule A

“Mitigation Agreements” means formal contracts between any Party and any member agency of CFIUS, as well as any Party’s or Parties’ expression of commitments by letter to any member agency of CFIUS, in either case required by such member agency as a condition for obtaining the CFIUS Clearance.

“Money Laundering Laws” means applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 or the Laws administered or promulgated by, or Actions of, the United States Office of Foreign Asset Controls, or similar Laws of any jurisdiction.

“Mubadala” means Mubadala Development Corporation PJSC, a public joint stock company organized under the laws of the United Arab Emirates.

“Non-Patent Intellectual Property and Technology Transfer Agreement” means the Ancillary Agreement, in the form of Exhibit W hereto, between Discovery and FoundryCo.

“NYSE Required Approval” means the approval by the stockholders of Discovery of the issuance and sale by Discovery to Pearl of the Discovery Shares and the Warrants on the terms provided herein as required by Rules 312.03 and 312.04 of the New York Stock Exchange.

“Old Intel Agreement” means that certain Agreement between Intel Corporation and Discovery dated October 1, 1976, as amended or supplemented since such date.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Owned Intellectual Property” means the Transferred Patents, Transferred Software, Assigned Technology and Shared Technology.

“Owned Real Property” means the real property in which Discovery and its Subsidiaries have fee title (or equivalent) interest that is listed on Section 4.15(c) of the Disclosure Schedule, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Discovery (used in connection with the operation of the other FoundryCo Assets, the Transferred FoundryCo Subsidiaries, and the Transferred FoundryCo JV Entities) attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Oyster/Discovery Cash Consideration” means the cash payment in the amount of seven hundred million dollars ($700,000,000) payable at the Closing by Oyster to Discovery in consideration of the transfer by Discovery of seven hundred thousand (700,000) Class B Preferred Shares to Oyster.

“Oyster Discovery Closing Certificate” means the certificate of a duly authorized officer of Oyster delivered to Discovery at the Closing certifying as to the matters set forth in Section 11.01.

“Oyster/FoundryCo Cash Consideration” means a cash payment in the amount of one billion four hundred million dollars ($1,400,000,000) payable at the Closing by Oyster to FoundryCo in consideration of the issuance of one (1) Class A Ordinary Share, three hundred thirty-six thousand seventy-one (336,071) Class A Preferred Shares, six hundred forty-four thousand two hundred eighty-four (644,284) Class B Preferred Shares, eighty-three million nine hundred twenty-nine thousand dollars ($83,929,000) aggregate principal amount of Class A Convertible Notes and three hundred thirty-five million seven hundred sixteen thousand dollars ($335,716,000) aggregate principal amount of Class B Convertible Notes to Oyster at Closing.

“Oyster FoundryCo Closing Certificate” means the certificate of a duly authorized officer of Oyster delivered to FoundryCo at Closing certifying as to the matters set forth in Section 11.01.

“Patent Assignments” means instruments of assignment delivered at Closing assigning all of Discovery’s right, title and interest (including the right to sue and collect for past, present and future infringement) in the Assigned Patents to FoundryCo, in forms suitable for filing with the U.S. Patent and Trademark Office or similar non-U.S. agencies.

“Patent License Agreement” means the Ancillary Agreement, in the form of Exhibit U hereto, entered into as of the Closing between Discovery and FoundryCo.

“Patent Transfer & License Agreement” means the Ancillary Agreement, in the form of Exhibit V hereto, to be entered into at Closing among Discovery, FoundryCo and IP Holdco.

“Patents” means United States and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Pearl/Discovery Cash Consideration” means the cash payment in the amount of three hundred thirteen million seven hundred forty-one thousand three hundred thirty-three dollars ($313,741,333) payable at Closing by Pearl to Discovery in exchange for the Discovery Shares and the Warrants.

“Pearl Discovery Closing Certificate” means the certificate of a duly authorized officer of Pearl delivered to Discovery at Closing certifying as to the matters set forth in Section 11.01.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which Discovery is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty 30 days and (ii) are not in excess of fifty thousand dollars ($50,000) in the case of a single property or five hundred thousand dollars ($500,000) in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes; or (e) Encumbrances in existence on the date of this Agreement that are listed in Section A-1 of the Disclosure Schedule.

“Permitted Transferees” means any Affiliates of Pearl, and any entity controlled by the Government of the Emirate of Abu Dhabi.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Signing Financial Statements” means: (a) the audited balance sheets of Discovery Saxony Holding GmbH, Discovery Fab 36 Holding GmbH, Discovery Saxony Limited Liability Company & Co. KG and Discovery Fab 36 Limited Liability Company & Co. KG as of December 31, 2007 and December 31, 2006, and the related statements of income, together with all related notes and schedules thereto audited in accordance with German generally accepted accounting standards; and (b) the unaudited balance sheets of Discovery Saxony Holding GmbH, Discovery Fab 36 Holding GmbH, Discovery Saxony Limited Liability Company & Co. KG and Discovery Fab 36 Limited Liability Company & Co. KG as of June 30, 2008, and the related statements of income for the six month period then ended, prepared in accordance with German generally accepted accounting standards.

“Public Software” means: (A) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models; (B) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (C) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (t) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (u) the Artistic License (e.g., PERL); (v) the Mozilla Public License; (w) the Netscape Public License; (x) the Sun Community Source License (SCSL); (y) the Sun Industry Source License (SISL); and (z) the Apache Software License.

“Purchaser Expenses” means (i) all out of pocket expenses and fees of counsel, accountants, experts and consultants to Oyster and Pearl and their respective stockholders and Affiliates actually incurred or accrued by any of them or on their behalf in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the financing thereof and including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for, or structuring the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) all fees and expenses actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and for which Oyster and Pearl and their respective stockholders and Affiliates are liable in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the transactions contemplated by this Agreement and the Ancillary Agreements, and any financing commitments or agreements relating thereto.

“Purchase Price” shall be an amount equal to two billion three hundred eighty million three hundred fifty-five thousand dollars ($2,380,355,000), subject to adjustment as provided in Section 2.08.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Discovery Business before the Closing and arising in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Statement of Initial Valuation Net Tangible Assets” means the projected statement of Initial Valuation Net Tangible Assets, as of December 27, 2008, a copy of which is set forth on Schedule 2.08.

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit F, to be entered into at Closing between Pearl and Discovery.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remaining Discovery Group” means, collectively, Discovery and the Remaining Discovery Subsidiaries from and after the Closing Date.

“Remaining Discovery Subsidiaries” means the Subsidiaries of Discovery other than FoundryCo and the Transferred FoundryCo Subsidiaries and the Transferred FoundryCo JV Entities.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Required Authorizations” means: (i) the HSR Approval; (ii) the Additional Competition Approvals; (iii) the CFIUS Clearance; (iv) the receipt of Export Licenses for certain U. S. Transferred FoundryCo Employees from the United States Department of Commerce Bureau of Industry and Security; and (v) the consents of the European Union, the Federal Republic of Germany and the state of Saxony to the extent required under the Term Loan Facility Agreement, the AMTC Credit Agreement, the BAC Credit Agreement and related documents with respect to the implementation of the transactions contemplated by this Agreement, in particular the resulting replacement of Discovery by FoundryCo or one or more of its Subsidiaries as obligor under any transaction documents relating thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shared Technology” means the Technology, other than the Discovery Excluded Technology, owned by Discovery immediately prior to the Closing Date and used by Discovery both for the design and/or post-FoundryCo delivery testing of semiconductor products and for the manufacture, sorting and/or intermediate (WIP) testing of semiconductor products. Without limiting the foregoing, Design Rules used by Discovery prior to the Closing Date shall be deemed “Shared Technology.”

“Shareholders’ Agreement” means the Ancillary Agreement, in the form of Exhibit X hereto, among Oyster, Discovery and FoundryCo relating to the roles of Oyster and Discovery as shareholders of FoundryCo following the Closing.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, database management code, utilities, graphical user interfaces, menus, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Stock Option” means options to purchase Discovery Common Stock pursuant to the Stock Option Plans, and other options granted to employees and directors of Discovery that are outstanding as of the date hereof.

“Stock Option Plans” means Discovery’s 2004 Equity Incentive Plan, Discovery’s 2000 Stock Incentive Plan, Discovery’s 1998 Stock Incentive Plan, Discovery’s 1996 Stock Incentive Plan, Discovery’s 1992 Stock Incentive Plan and the Discovery Employee Stock Purchase Plan.

“Subsidiary” or “Subsidiaries,” with respect to any Person, means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person, directly or indirectly or in which such Person directly or indirectly has at least fifty percent (50%) of the voting power to elect the board of directors or other governing body of such entity, provided, that, solely for the purposes of this Agreement, neither FoundryCo nor any member of the FoundryCo Group shall be deemed to be a Subsidiary of Discovery following the Closing.

“Tax Lien” means a lien for Taxes.

“Tax Matters Agreement” means the Ancillary Agreement, entered into as of the date hereof among Oyster and Discovery.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Technology” means all computer software (in source code or object code form), documentation, works of authorship, mask works, know-how, data and data bases, formulas, algorithms, processes, inventions and discoveries (whether or not patented), ideas, concepts, techniques, methods, content, technical information, engineering, production and other designs, drawings, schematics, device models, specifications, confidential information, and all other information, technology and materials, tangible or otherwise.

“Term Loan Facility Agreement” means the Euro 700 Million Term Loan Facility Agreement, dated April 21, 2004, as amended, as described in the Discovery SEC Documents, together with all “Finance Documents” and “Transaction Documents,” as such terms are defined in the Term Loan Facility Agreement.

“Third Person” means any Person other than any of the Parties or any of their respective Affiliates.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Carve Out Financial Statements, the Pre-Signing Financial Statements, the FoundryCo Business Plan, the FoundryCo Capitalization Table, the Memorandum and Articles of Association and any instrument, agreement, certificate, report or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Transferred FoundryCo JV Entities” means AMTC and Maskhouse Building Administration GmbH & Co. KG (“BAC”).

“Transferred FoundryCo Subsidiaries” means:

(i)	AMD Fab 36 Holding GmbH;

(ii)	AMD Fab 36 Admin GmbH;

(iii)	AMD Fab 36 Limited Liability Company & Co. KG;

(iv)	AMD Fab 36 LLC;

(v)	AMD Saxony Holding GmbH;

(vi)	AMD Saxony Admin GmbH;

(vii)	AMD Saxony Limited Liability Company & Co. KG;

(viii)	AMD Saxony LLC; and

(ix)	AMD Fab Technologies US, Inc.

“Transferred Interests” means all shares, partnership interests and similar profits interests related to Transferred FoundryCo Subsidiaries and Transferred FoundryCo JV Entities.

“Transferred Inventories” means all raw materials, work-in progress, packaging, labels, and related supplies, but excluding finished goods maintained, held or stored by or for AMD Saxony Limited Liability Company and Co. KG or AMD Fab 36 Limited Liability Company & Co. KG, and any prepaid deposits for any of the same.

“Transferred IP Agreements” means (a) written licenses (including grants of use, covenants not to assert or similar agreements) of Owned Intellectual Property by Discovery or its Subsidiaries to third parties, (b) licenses (including grants of use, covenants not to assert or similar agreements) of Licensed Intellectual Property by Third Persons to Discovery and its Subsidiaries and (c) agreements between Discovery and third parties relating to the development or use of Owned Intellectual Property.

“Transferred Patents” means all (i) Assigned Patents and (ii) Patents assigned to FoundryCo pursuant to the IP HoldCo Operating Agreement.

“Transferred Software” means all Software owned by Discovery and (a) material to the operation of the FoundryCo business or used exclusively in the FoundryCo business as currently conducted or (b) manufactured, distributed, sold, licensed or marketed by Discovery in connection with the operation of the FoundryCo Assets or the Transferred FoundryCo Subsidiaries.

“Transition Services Agreement” means the Ancillary Agreement, in the form of Exhibit T hereto, between Discovery and FoundryCo relating to the provision of transition services by Discovery to FoundryCo and by FoundryCo to Discovery following the Closing.

“Tribunal” shall have the meaning given to such term in the LCIA Rules.

“Wafer Purchase Agreement” means that certain Wafer Purchase Agreement, effective as of October 1, 2007, between Discovery and Discovery Saxony Limited Liability Company & Co. KG.

“Wafer Supply Agreement” means the Ancillary Agreement, in the form of Exhibit K hereto, between Discovery and FoundryCo relating to the manufacture and sale of wafers to Discovery by FoundryCo following the Closing.

“Warrant Shares” means shares of Discovery Common Stock issuable upon exercise of the Warrants.

“Warrants” means warrants to purchase thirty million (30,000,000) shares of Discovery Common Stock in the form set forth as Exhibit J

Table of Additional Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Closing”	2.03
“Closing Date”	2.03
“Combined Assets”	Schedule 2.08
“Combined Liabilities”	Schedule 2.08
“Confidential Information”	9.07(a)
“Discovery”	Preamble
“Discovery FoundryCo Closing Deliverables”	2.04(a)
“Discovery Indemnified Party”	12.04
“Discovery Loss”	12.04
“Discovery Oyster Closing Deliverables”	2.04(b)
“Discovery Pearl Closing Deliverables”	2.04(c)
“Discovery SEC Documents”	3.06
“Dispute”	14.09(b)
“Dispute Notice”	14.09(b)
“EAA”	Preamble
“ERISA”	3.18
“FoundryCo”	Preamble
“FoundryCo Discovery Closing Deliverables”	2.05(a)
“FoundryCo Employee”	4.18(a)
“FoundryCo Oyster Closing Deliverables”	2.05(b)
“Independent Accounting Firm”	2.08(b)(ii)
“Interim Relief Proceeding”	14.09(c)
“lease”	4.13(a)
“Make Whole Consent”	Schedule A
“Make Whole Payment”	Schedule A
“Material FoundryCo Contracts”	4.13(a)
“Multiemployer Plan”	4.18.(b)
“Multiple Employer Plan”	4.18.(b)
“Non U.S. Transferred Employees”	10.01(b)
“Oyster”	Recitals
“Oyster Discovery Closing Deliverables”	2.06(a)
“Oyster FoundryCo Closing Deliverables”	2.06(b)
“Oyster/FoundryCo Indemnified Party”	12.02
“Oyster/FoundryCo Loss”	12.05
“Oyster Indemnified Party”	12.05
“Pearl”	Preamble
“Oyster Parent”	14.05
“Pearl Director Designee”	9.01
“Pearl Discovery Closing Deliverables”	2.07(a)
“Pearl Indemnified Party”	12.03
“Pearl Loss”	12.03
“Pearl Termination Fee”	13.03(b)

Definition	Location
“Plans”	4.18(a)
“Proxy Statement”	8.06(b)
“Representatives”	9.07(a)
“Required Consents”	4.13(b)
“Stockholders’ Meeting”	8.06(a)
“Tangible Personal Property”	4.16
“Termination Date”	13.01(b)
“Third Party Claim”	12.07(b)
“Transfer Laws”	10.01(b)
“Transferred Employees”	10.02
“Transferred Employee RSU”	10.03(b)
“Transferred Employee Stock Options”	10.03(a)
“Transferred Indebtedness”	Schedule 2.08
“U.S. Transferred Employees”	10.01(a)